UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Willbros Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF WILLBROS GROUP, INC. TO BE HELD JUNE 1, 2017

Time and Date:	8:30 a.m., local time, Thursday, June 1, 2017

Place:	Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027

Items of Business:	• Act upon a proposal to amend our Certificate of Incorporation to eliminate the supermajority voting requirements;
• Act upon a proposal to amend our Certificate of Incorporation to declassify the Board of Directors;

•    Elect two Class III directors, each to hold office until either (a) the 2018 annual meeting of stockholders if stockholders approve the proposal to declassify the Board of Directors (and until each director’s successor shall have been duly elected and qualifies), or (b) the 2020 annual meeting of stockholders if the stockholders do not approve such declassification proposal (and until each director’s successor shall have been duly elected and qualifies);

• Conduct an advisory vote on executive compensation;
• Conduct an advisory vote regarding the frequency for which stockholders will have an advisory vote to approve the compensation paid to certain executive officers;
• Act upon a proposal to approve the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan;
• Act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017; and
• Transact such other business as may properly come before the meeting or any adjournment thereof.
Record Date:	You can vote if you were a stockholder of record at the close of business on April 12, 2017.
Voting Options:	• If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided.

•    If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Date of this Notice:	April 27, 2017

By Order of the Board of Directors,

Linnie Freeman
Senior Vice President, General Counsel,
Chief Compliance Officer and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders to be Held on June 1, 2017:

Stockholders may view this proxy statement, our form of proxy and our 2016 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com.

WILLBROS GROUP, INC.

Five Post Oak Park

4400 Post Oak Parkway

Suite 1000

Houston, Texas 77027

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2017

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Delaware corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on June 1, 2017, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 27, 2017, to stockholders of record on April 12, 2017.

Only holders of record of our common stock at the close of business on the record date, April 12, 2017, will be entitled to notice of, and to vote at, the Annual Meeting. As of April 12, 2017, there were issued and outstanding 62,782,311 shares of our common stock. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors.

For more information about this solicitation and voting, please see the Questions and Answers section below.

QUESTIONS AND ANSWERS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of Willbros Group, Inc. (the “Board of Directors” or the “Board”).

Q:	Where and when is the Annual Meeting?

A:	8:30 a.m., local time, Thursday, June 1, 2017 at the Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027.

Q:	What am I voting on at the Annual Meeting?

A:	• A proposal to amend our Certificate of Incorporation to eliminate the supermajority voting requirements.

•	A proposal to amend our Certificate of Incorporation to declassify the Board of Directors.

•	The election of two Class III directors, each to hold office until either (a) the 2018 annual meeting of stockholders if stockholders approve the proposal to declassify the Board of Directors (and until each director’s successor shall have been duly elected and qualifies), or (b) the 2020 annual meeting of stockholders if the stockholders do not approve such declassification proposal (and until each director’s successor shall have been duly elected and qualifies).

•	An advisory vote on executive compensation.

•	An advisory vote regarding the frequency for which stockholders will have an advisory vote to approve the compensation paid to certain executive officers.

•	A proposal to approve the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan.

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

Q: How does the Board of Directors recommend I vote?

A:	Please see the information included in this proxy statement relating to each of the matters to be voted on. Our Board of Directors recommends that you vote:

•	“FOR” the approval of the amendment to our Certificate of Incorporation to eliminate the supermajority voting requirements;

•	“FOR” the approval of the amendment to our Certificate of Incorporation to declassify the Board of Directors;

•	“FOR” the election of all of the nominees for director named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the compensation of our executive officers named in this proxy statement;

•	“FOR” the option, on an advisory basis, of every one year as the preferred frequency for conducting an advisory vote on the compensation of our named executive officers;

•	“FOR” the approval of the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan; and

•	“FOR” ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2017.

Q:	How do I vote?

A:	Stockholders of Record. If you are a stockholder of record, you may vote by using any of the following methods:

•	VOTE BY INTERNET: You may use the Internet to vote by following the simple instructions on the enclosed proxy card. When voting by Internet, you will need to have your proxy card in hand, so that you can reference the required Control Number.

•	VOTE BY TELEPHONE: You may use any touch-tone telephone to vote by following the simple instructions on the enclosed proxy card. You will need to have your proxy card in hand when you call so that you can reference the required Control Number.

•	VOTE BY MAIL: You may vote by marking, signing and dating your proxy card and promptly returning it in the enclosed postage-paid envelope.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. If no specification is made, such shares will be voted:

•	“FOR” Proposal 1;

•	“FOR” Proposal 2;

•	“FOR” the election of both of the nominees for director named in Proposal 3;

•	“FOR” Proposal 4;

•	“FOR” the option of every “one year” in Proposal 5;

•	“FOR” Proposal 6; and

•	“FOR” Proposal 7.

Please carefully consider the information contained in this proxy statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by Internet or telephone, or by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form in the postage-paid envelope provided.

Beneficial owners desiring to vote at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare will count the votes and serve as the inspector of the election.

Q:	What constitutes a quorum?

A:	Stockholders representing at least a majority of our outstanding shares of common stock as of the record date must be present at the Annual Meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	What vote is needed for these proposals to be adopted?

A:	Proposal 1—Approval of Amendment to our Certificate of Incorporation to Eliminate the Supermajority Voting Requirements. The approval of the amendment to our Certificate of Incorporation requires the affirmative vote of the holders of 75 percent or more of our outstanding shares of common stock. Abstentions will have the effect of a vote against the proposal.

Proposal 2—Approval of Amendment to our Certificate of Incorporation to Declassify the Board of Directors. The approval of the amendment to our Certificate of Incorporation to declassify the Board of Directors will require the affirmative vote of either (a) a majority of our outstanding shares of common stock if stockholders approve Proposal 1 to eliminate the supermajority voting requirements under our Certificate of Incorporation and we file the amendment to the Certificate of Incorporation prior to acting upon Proposal 2, or (b) the holders of 75 percent or more of our outstanding shares of common stock if the stockholders do not approve Proposal 1 to eliminate such supermajority voting requirements. Abstentions will have the effect of a vote against the proposal.

Proposal 3—Election of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting is required for the election of directors. This means that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. With respect to the election of directors, you may vote for or against each nominee. Abstentions do not count as votes for or against the nominee’s election.

Proposal 4—Advisory Vote on Executive Officer Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal. The results of the advisory vote on executive officer compensation will not be binding on Willbros or the Board of Directors.

Proposal 5 – Frequency of Stockholder Advisory Vote on Executive Officer Compensation. The advisory vote regarding the frequency of the stockholder advisory vote to approve the compensation paid to our named executive officers is non-binding. However, our Board of Directors will consider the frequency receiving the greatest number of votes (every one, two or three years) as the frequency preferred by our by stockholders. Abstentions will not be counted as a vote for any of the frequency options and, accordingly, will have no effect on the frequency preferred by our stockholders.

Proposal 6— Approval of the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan. The approval of the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal.

Proposal 7—Ratification of Independent Registered Public Accounting Firm. The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 will be ratified if a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting, vote in favor. Abstentions will have the effect of a vote against the proposal.

A broker non-vote will have the effect of a vote against Proposals 1 and 2. A broker non-vote will have no effect on the outcome of the election of directors or Proposals 4, 5, 6 and 7.

Q:	How will my shares be voted if they are held in a broker’s name?

A:	If you hold your shares through an account with a bank or broker, the bank or broker may, under certain circumstances, vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on certain “routine” matters when their customers do not provide voting instructions. However, on other “non-routine” matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs.

The proposal seeking ratification of our independent registered public accounting firm is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions. The proposal seeking approval of the amendment to our Certificate of Incorporation to eliminate the supermajority voting requirements, the proposal seeking approval of the amendment to our Certificate of Incorporation to declassify the Board of Directors, the election of directors, the proposal seeking approval, on an advisory basis, of the compensation paid to our named executive officers, the advisory vote proposal regarding the frequency of an advisory vote on the compensation of our named executive officers, and the proposal seeking approval of the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan are considered “non-routine” matters. Consequently, if you hold your shares through an account with a bank or broker, such organization may not vote your shares on these important proposals unless you have provided specific instructions as how to vote on these proposals. Please be sure to give specific voting instructions to your bank or broker so that your vote may be counted.

Q:	What should I do now?

A:	You should vote your shares by the Internet, by telephone or by returning your signed and dated proxy card in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are asking for your proxy for the Annual Meeting and will pay all the costs of asking for stockholder proxies. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. In addition, we have retained Alliance Advisors, Inc. to aid in the solicitation of proxies who will be paid a base fee of $18,500 plus out-of-pocket disbursements and expenses. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our common stock.

Q:	Can I revoke my proxy?

A:	Yes. You can change your vote in one of the following four ways at any time before your proxy is used:

•	You can enter a new vote by telephone or Internet;

•	You can revoke your proxy by giving written notice to the Secretary of Willbros at any time before it is voted;

•	You can send a later dated proxy changing your vote; or

•	You can attend the Annual Meeting and vote in person.

Q:	Who should I call with questions?

A:	If you have questions about the Annual Meeting, you should call Linnie Freeman, Senior Vice President, General Counsel, Chief Compliance Officer and Secretary, at (713) 403-8000.

Q:	When are the stockholder proposals for the Annual Meeting held in 2018 due?

A:	In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Corporate Secretary at our executive offices at Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, on or before December 28, 2017. Such proposals also must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with our Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, or who intends to nominate a candidate for election as a director, must provide written notice of the matter to our Corporate Secretary at Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than February 1, 2018, and no later than March 3, 2018.

PROPOSAL ONE

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENTS

Our Certificate of Incorporation currently provides that any proposal to amend or repeal, or adopt any provision inconsistent with Article FIFTH of our Certificate of Incorporation must be approved by the affirmative vote of the holders of at least 75% of our outstanding shares entitled to vote thereon. Our Board of Directors has approved, and recommends that stockholders approve at the Annual Meeting, an amendment to our Certificate of Incorporation to eliminate this supermajority voting provision, which is the only provision in our Certificate of Incorporation requiring a supermajority vote of our stockholders. Our Bylaws do not contain any supermajority voting requirements.

Article FIFTH of our Certificate of Incorporation contains provisions relating to the number of directors, the classification and terms of office of directors, filling vacancies on the board of directors, and the removal of directors. The proposed amendment to our Certificate of Incorporation would delete Article FIFTH (f) in its entirety. The text of Article FIFTH (f) of our Certificate of Incorporation reads as follows:

“(f) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any proposal to amend or repeal, or adopt any provision inconsistent with, this Article FIFTH or any provision of this Article FIFTH shall require the affirmative vote of the holders of 75% or more of the outstanding shares of stock of the Corporation entitled to vote on such matter.”

If the proposed amendment to eliminate the supermajority voting provision of our Certificate of Incorporation is approved by stockholders, under Delaware law, further amendment of Article FIFTH of our Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.

The Board of Directors has also proposed an amendment to our Certificate of Incorporation to declassify the Board of Directors. See Proposal 2 following this proposal. The Board of Directors has previously submitted a proposal to the stockholders to declassify the Board of Directors at our 2016 annual meeting. While approximately 89% of the shares voting on the 2016 declassification proposal voted in favor of declassification, the proposal failed to pass because such shares only represented approximately 69% of our outstanding shares entitled to vote thereon. In connection with the Board of Directors’ determination to again submit the proposal to declassify the Board of Directors to our stockholders at the Annual Meeting, the Board has determined that the supermajority voting requirement of our Certificate of Incorporation, which is generally intended to protect the classification of the Board of Directors, is no longer necessary or in the best interest of the Company and its stockholders. The Board believes that the majority of outstanding shares standard resulting under Delaware law is a more appropriate standard for our Company.

The affirmative vote of the holders of 75% or more of our outstanding shares of common stock is required to approve this proposal.

If approved by the requisite affirmative vote of our stockholders, the proposed amendment to our Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. If approved, we intend to make this filing during the course of the Annual Meeting (and, if necessary, prior to acting upon Proposals No. 2, 3, 4, 5, 6 and 7).

The Board of Directors recommends a vote “FOR” approval of the amendment to our Certificate of Incorporation to eliminate the supermajority voting requirements.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO DECLASSIFY THE BOARD OF DIRECTORS

Our Certificate of Incorporation currently provides that the Board of Directors is divided into three classes, each of which serves for staggered three-year terms. At the 2015 annual meeting of stockholders, our stockholders approved a stockholder proposal requesting that the Board of Directors take the steps necessary to eliminate the classification of the Board and require all directors be elected on an annual basis. The Board took into account the sentiment among many of our stockholders as evidenced by the 2015 stockholder proposal and, after careful consideration, it submitted a proposal to our stockholders to declassify the Board of Directors at our 2016 annual meeting. Stockholders owning approximately 69% of our outstanding shares of common stock voted in favor of the declassification proposal, which was less than the 75% affirmative vote required to amend our Certificate of Incorporation to declassify the Board.

In response to the input of our stockholders on the 2015 and 2016 proposals and as part of its commitment to effective governance practices, the Board undertook a review of current corporate governance trends, noting that many U.S. public companies have eliminated their classified board structures in recent years. The Board has also considered the sentiment of our stockholders as well as the support of institutional investor groups for the annual election of directors. The Board recognizes that many investors believe that the annual election of directors is the primary means for stockholders to influence corporate governance policies and hold directors accountable for implementing those policies. After careful consideration, the Board has determined that it is advisable and in the best interests of our Company and our stockholders to amend our Certificate of Incorporation to eliminate the classified board structure and provide for the annual election of directors, beginning with the Annual Meeting.

If this proposal is approved by the stockholders, then:

•	at the Annual Meeting, Class III directors will be elected for terms of one year;

•	at the 2018 annual meeting, Class I directors will be elected for terms of one year; and

•	beginning with the 2019 annual meeting of stockholders, the Board will cease to be classified and all directors will be elected annually for terms of one year.

In addition, under the proposed amendment to our Certificate of Incorporation, until the Board of Directors is fully declassified, any director appointed to the Board to fill a vacancy will hold office until the next election of the class for which such director is chosen. Following the declassification of the Board of Directors, any director appointed to the Board to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Also, Delaware law provides that directors serving on boards that are not classified may be removed by stockholders with or without cause, while directors serving on boards that are classified may only be removed by stockholders for cause. Accordingly, to conform to Delaware law, the amendment to our Certificate of Incorporation provides that, following the declassification of the Board, directors may be removed by our stockholders with or without cause.

The text of Article FIFTH of our Certificate of Incorporation as it is proposed to be amended by this Proposal 2 is attached to this proxy statement as Exhibit A. Additions to our current Certificate of Incorporation are indicated by underlining and deletions to our current Certificate of Incorporation are indicated by strike-outs.

The affirmative vote of the holders of 75% or more of our outstanding shares of common stock is required to approve this proposal; provided, however, in the event Proposal 1 is approved by our stockholders and we file the Certificate of Amendment to effect Proposal 1 prior to acting upon Proposal 2, the affirmative vote of the holders of at least a majority of our outstanding shares of common stock will be required to approve this proposal.

If this Proposal 2 is approved by our stockholders, the proposed amendment to our Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. If approved, we intend to make this filing during the course of the Annual Meeting (and prior to acting upon Proposals 3, 4, 5, 6 and 7). In addition, if this proposal is approved by our stockholders, the Board of Directors will also approve certain conforming amendments to our Bylaws. If this proposal is not approved, our Certificate of Incorporation will not be amended as described above, and the Board of Directors will continue to be divided into three classes, with each class serving staggered three-year terms.

The Board of Directors recommends a vote “FOR” approval of the amendment to our certificate of incorporation to declassify our Board of Directors.

PROPOSAL THREE

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors shall consist of not less than three or more than 12 directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at seven. The Board of Directors is divided into three nearly equal classes: Class I directors, Class II directors and Class III directors. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class III directors (Messrs. Gates and Lonergan) will expire at the Annual Meeting, and the terms of the current Class I directors (Messrs. Fournier, Lebens and Wedemeyer) and Class II directors (Messrs. Sluder and Williams) will expire at the annual meetings of stockholders to be held in 2018 and 2019, respectively.

In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated each of W. Gary Gates and Daniel E. Lonergan for election as a Class III director. If the proposal to declassify the Board of Directors is approved by our stockholders, the Class III directors elected at the Annual Meeting will serve a one-year term expiring at the annual meeting of stockholders in 2018, with each director to hold office until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation, and the Class I and Class II directors serving as of the Annual Meeting will continue to finish their respective terms. If the proposal to declassify the Board of Directors is not approved by the stockholders, the Class III directors will each serve for a term expiring at the annual meeting of stockholders in 2020 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement or resignation. Mr. Lonergan, who was elected as a Class III director at the 2014 annual meeting of stockholders, is standing for re-election. Mr. Gates was appointed to serve as a Class III director by our Board of Directors in February 2017, upon the recommendation of the Nominating/Corporate Governance Committee, to fill the vacancy in Class III created by the resignation of Edward J. DiPaolo, who had previously notified the Company that he did not intend to stand for re-election at the Annual Meeting. Mr. Gates was recommended to the Nominating/Corporate Governance Committee by one of our stockholders.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Gates and Lonergan. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

In connection with our acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement dated March 11, 2010 (as amended and restated, the “Stockholder Agreement”) with InfrastruX Holdings, LLC (“InfrastruX”). Pursuant to the Stockholder Agreement, Michael C. Lebens and Daniel E. Lonergan serve on the Board of Directors as designees of InfrastruX. For a more complete discussion of the Stockholder Agreement, see the caption “Certain Relationships and Related Transactions – Stockholder Agreement” below.

Our Bylaws require that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. Both of our director nominees are currently serving on the Board of Directors. If a director nominee who is currently serving as a director in Class III is not re-elected, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” Under our Corporate Governance Guidelines, the Board of Directors expects a director nominee currently serving in Class III who is up for re-election to tender his or her resignation if he or she fails to receive the required number of votes for re-election. In addition, the Nominating/Corporate Governance Committee will nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (i) the failure of an incumbent director to receive the required vote at the next annual meeting at which he or she faces re-election and (ii) Board of Directors’ acceptance of such resignation. Our Nominating/Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation of an incumbent director currently serving in Class III who failed to receive the required vote for re-election, or whether to take other action. The Board of Directors would act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

The following information, including principal occupation or employment for the past five or more years and a summary of each individual’s experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a director in light of our current business and structure, is furnished with respect to each nominee and each of the continuing members of the Board of Directors.

Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include domestic and international business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as engineering, accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.

The average tenure of our directors as of the date of this proxy statement is approximately 5.6 years.

The Board of Directors recommends a vote “FOR” each of the following nominees for directors.

Nominees for Directors (Class III Directors with Terms Expiring June 2018 (if Proposal 2 is approved) or June 2020 (if Proposal 2 is not approved))

W. Gary Gates, age 66, was elected to the Board of Directors in February 2017. Mr. Gates was President and Chief Executive Officer of Omaha Public Power District from January 2004 to May 2015, when he retired. Omaha Public Power District is a public utility engaged in the generation, transmission and distribution of electric power and energy and other related activities. From November 1992 to January 2004, he served as Vice President with responsibility for Omaha Public Power District’s nuclear organization. Mr. Gates began his career at Omaha Public Power District in 1972 and served in a variety of positions in the organization, including reactor engineer, Supervisor of Operations and then Manager at the organization’s Fort Calhoun nuclear station, Executive Assistant to the President and Division Manager of Nuclear Operations. He currently serves as a director of Mutual of Omaha Insurance Company, a privately-held mutual insurance company, where he serves as Lead Director and as Chair of the Governance Committee. Over the years, he has served on various utility trade associations. Mr. Gates received a bachelor’s degree in Engineering Science from Iowa State University, a master’s degree in Industrial Engineering from the University of Nebraska, and an M.B.A. from Creighton University.

Mr. Gates has more than 40 years of experience in the utility and power industries and provides our Board of Directors with extensive expertise with respect to our Utility Transmission & Distribution segment. In addition, he has had extensive experience with energy construction projects gained during his service with Omaha Public Power District that he is able to contribute to our Board of Directors. His in-depth management, leadership as a Chief Executive Officer and corporate governance experience enables him to contribute his knowledge and insight to our Board of Directors with respect to the utility and power industries, strategic and operational planning, corporate governance and various oversight matters, including risk management.

Daniel E. Lonergan, age 60, was elected to the Board of Directors in July 2010. Mr. Lonergan is the Chief Executive Officer, a Senior Managing Director and a founding member of Tenaska Capital Management, LLC and has more than 30 years of experience in the energy and power industries in strategic planning, mergers, acquisitions, business development, finance, financial reporting and administration. Tenaska Capital Management manages power and energy-focused private equity investments and has executed over $6.5 billion of energy investments. Mr. Lonergan joined Tenaska in 1997 as Vice President of Tenaska’s finance division. Mr. Lonergan serves on the Investment Committee of Tenaska Capital Management and the Board of Stakeholders of Tenaska Energy, Inc., an independent energy company. He is also Chief Executive Officer and Senior Managing Director of Tenaska’s Strategic Development & Acquisitions Group, which pursues value-driven opportunities in today’s energy markets. Prior to joining Tenaska, Mr. Lonergan held a variety of executive positions in the energy sector, including Vice President of Finance for the non-regulated businesses of MidAmerican Energy Company, where he was responsible for all finance, accounting, planning and administrative functions; and a variety of other financial management positions with Iowa-Illinois Gas and Electric. Mr. Lonergan earned both his undergraduate and M.B.A. degrees from the University of Iowa.

Mr. Lonergan’s extensive knowledge of the energy and power industries provides a considerable contribution to our Board of Directors. His experience in mergers and acquisitions, finance and business development also enable him to make significant contributions with respect to strategic and operational planning. His experience in finance and accounting positions provides the necessary financial reporting and accounting expertise to serve as a member of the Audit Committee of the Board of Directors and to be considered one of our audit committee financial experts as defined by the SEC.

Directors Continuing in Office

Class I Directors

(Terms Expiring June 2018)

Michael J. Fournier, age 54, has been Chief Executive Officer and a Director of the Company since December 2015, President of the Company since October 2014 and Chief Operating Officer of the Company since July 2014. He joined Willbros in August 2011 as Chief Operating Officer of Canada operations and served as President of Canada operations from September 2012 to July 2014. Prior to joining Willbros, he filled successive roles starting as an Operations Manager and finishing as President of Aecon Lockerbie Construction Group, Inc., a construction and infrastructure development company, and its predecessor entities from 2005 to 2011. Mr. Fournier has more than 30 years of experience in the engineering and construction service industries. Mr. Fournier started his career in the Offshore Gulf Coast pipeline construction and platform fabrication sector, relocating to Canada in the early 90’s. Much of his career since then has been spent in the Canadian Oil, Gas and Petrochemical sector where he has held a succession of project management and executive management roles with heavy industrial construction firms culminating in business unit president roles. He has served on the Board of Directors for Construction Labour Relations—Alberta and on the Management Board of the Natural Sciences and Engineering Research Council of Canada (“NSERC”) Chair in Construction Management for the University of Alberta. He currently is a Director on the Board of the Progressive Contractors Association of Canada. Mr. Fournier graduated from the University of Alberta with a Bachelor of Science in Mechanical Engineering and is registered with the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

As our President and Chief Executive Officer, Mr. Fournier provides a management representative on the Board of Directors with extensive knowledge of our day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. His direct participation in the engineering and construction service industries for more than 30 years makes him well suited to serve on the Board of Directors. His industry knowledge and executive leadership skills allow him to be a valuable contributor to the Board.

Michael C. Lebens, age 65, was elected to the Board of Directors in May 2011. Mr. Lebens is a member of the Board of Stakeholders of Tenaska Energy, Inc., an independent energy company, and retired as President and Chief Executive Officer of Tenaska’s Engineering and Operations Group on August 1, 2012. During his tenure with Tenaska, Mr. Lebens had oversight responsibility for engineering, construction, operations and asset management for a portfolio of approximately 10,800 megawatts of power generating assets. He joined Tenaska in 1987 as project manager for a power plant being constructed in Texas. Between 1990 and 2012, Mr. Lebens directed project management and operations for all of Tenaska’s power generating projects. Mr. Lebens has more than 36 years of management experience in the energy industry, including the development, design and construction of major power generation facilities and other energy related projects. Before joining Tenaska, Mr. Lebens held positions with InterNorth, Inc., Gibbs and Hill, and Burns and McDonnell. Mr. Lebens earned his B.S. and M.S. degrees in Mechanical Engineering from the University of Nebraska.

Mr. Lebens’ extensive knowledge of the energy and power industries provides considerable insight to our Board of Directors with respect to our Utility Transmission & Distribution segment. His strong engineering background allows him to contribute significantly to our Board of Directors on matters related to our engineering operations within our Utility Transmission & Distribution segment.

Phil D. Wedemeyer, age 67, was elected to the Board of Directors in April 2015. In July 2011, Mr. Wedemeyer retired as a partner from Grant Thornton LLP, an international accounting firm, where he had served since August 2007. From May 2003 to July 2007, Mr. Wedemeyer served in various capacities with the Public Company Accounting Oversight Board (“PCAOB”), including serving as the Director, Office of Research and Analysis, from August 2005 to July 2007 and as a Deputy Director, Division of Registration and Inspection, from March 2004 to August 2005. Prior to his service with the PCAOB, Mr. Wedemeyer spent more than 31 years at Arthur Andersen SC, an international accounting firm, including 22 years as a partner. Mr. Wedemeyer currently serves as a director of publicly-traded Atwood Oceanics, Inc., a global offshore drilling contractor, and Trinity Steel Fabricators, a privately-held fabricator of steel structures and vessels. He is a member of the Deloitte Audit Quality Advisory Council and is a licensed Certified Public Accountant. He previously served as a director of Powell Industries, Inc., Horizon Offshore, Inc. and HMS Income Fund, Inc.

Mr. Wedemeyer’s more than 35 years of public accounting firm experience and service with the PCAOB and the Auditing Standards Board of the AICPA provide the Board with extensive accounting and financial expertise. His in-depth knowledge of accounting rules and regulation, including expertise in SEC filings and international audit standards, as well as service on other publicly-traded company boards, including on audit and compliance committees, make him a valuable contributor of financial, accounting, audit, and risk management expertise to the Board. Mr. Wedemeyer qualifies as an audit committee financial expert as defined by the SEC, and has the necessary accounting expertise to serve as the Chairman of the Audit Committee of the Board of Directors.

Class II Directors

(Terms Expiring June 2019)

Robert L. Sluder, age 67, was elected to the Board of Directors in May 2007. Mr. Sluder was President of Kern River Gas Transmission Company, a unit of MidAmerican Energy/Berkshire Hathaway, from February 2002 to December 2005, when he retired. Kern River is the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California. In addition, he served as President of Alaska Gas Transmission Company, formed in 2003 to facilitate the delivery of North Slope reserves to Canadian and U.S. markets. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.

Mr. Sluder brings to our Board of Directors an extensive engineering background and a wealth of operational and managerial experience with respect to one of our core businesses, the construction and maintenance of large diameter pipelines. His decades of senior management level experience in the oil and gas industry provides in-depth business and strategic knowledge and insight that strengthens our Board of Directors’ collective qualifications, skills and experience. He has the necessary experience with respect to executive compensation matters to serve as Chairman of the Compensation Committee of the Board of Directors.

S. Miller Williams, age 65, was elected to the Board of Directors in May 2004 and was appointed non-executive Chairman of the Board effective December 1, 2015. He served as Lead Independent Director of the Board from August 2014 to December 2015. From April 2011 to August 2013, he was Chief Operating Officer and Chief Financial Officer of LinkBermuda Ltd, a telecommunications services company based in Bermuda. He has been Managing Director of Willvest, an investment and corporate development advisory firm, since 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed Chief Financial Officer of Vartec in November 2003. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company that provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, where his last position was Senior Vice President—Corporate Development, General Manager – International and Chairman of WCG Ventures, the company’s venture capital fund.

Mr. Williams’ prior service in corporate development positions and as executive chairman of a public company and a member of the boards of directors of businesses in the telecommunications industry enables him to contribute significantly to our Board of Directors with respect to strategic planning, acquisitions and various oversight matters, including enterprise risk management. His experience in accounting and finance positions, including prior service as a chief financial officer of a company with approximately $1.0 billion in revenues, provides the necessary financial reporting and accounting expertise to augment his role as non-executive Chairman of the Board.

Corporate Governance

The Board of Directors and corporate management use their best individual efforts to adopt and implement best practices of corporate governance that are appropriate for Willbros under the circumstances. Each believes strongly that effective corporate governance practices underpin our efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical actions. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Each director brings specific qualifications and expertise to help promote our strategic interests and add stockholder value.

The Board of Directors has adopted Corporate Governance Guidelines which address, among other things, director qualifications, Board member selection criteria, director responsibilities, Board committees, director access to officers and employees, management succession and Board self-evaluation. We have a Code of Business Conduct and Ethics for directors, officers and employees and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Corporate Governance” caption on the Investor Relations page.

We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.

Director Independence. The Board of Directors has affirmatively determined that each of Messrs. Gates, Lebens, Lonergan, Sluder, Wedemeyer and Williams, current directors of the Company, are “independent” under the current director independence standards of the New York Stock Exchange. Mr. DiPaolo, who served as a director until his resignation on February 8, 2017, was also independent. In reaching its conclusion, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also considered the standard that no relationships exist between Messrs. Gates, Lebens, Sluder, Wedemeyer, Williams and DiPaolo, on the one hand, and the Company on the other, that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the SEC. These standards are set forth on Exhibit B to this proxy statement. In reviewing the independence of Mr. Lonergan, the Board of Directors also took into account the existence of the Stockholder Agreement, including the consent and waiver, discussed below under the caption “Certain Relationships and Related Transactions – Stockholder Agreement” and concluded that this relationship does not and will not impair the judgment of Mr. Lonergan to act in the best interests of Willbros. In reviewing the independence of Mr. Wedemeyer in light of his provision of independent advice to Deloitte & Touche LLP as a member of the Deloitte Audit Quality Advisory Council, the Board of Directors considered his service to and relationship with Deloitte & Touche LLP. Deloitte & Touche LLP provides certain tax and valuation services to us at what we believe to be at market rates. The Board determined that using Deloitte & Touche LLP for certain tax and valuation services does not affect Mr. Wedemeyer’s independence.

Mr. Fournier is not considered to be independent because of his concurrent employment as our President and Chief Executive Officer. John T. McNabb, II, who retired as a director at the 2016 annual meeting of stockholders, was not considered to be independent because of his employment as our Chief Executive Officer until November 30, 2015.

Board Meetings and Attendance. The Board held five meetings during the year ended December 31, 2016. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he then served.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. All of our directors attended the 2016 annual meeting.

Board Leadership Structure and Role in Risk Oversight. The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes there is no single, generally accepted approach to providing Board leadership and that each of the possible leadership structures for the Board must be considered in the context of the specific circumstances facing the Company as the right leadership structure may vary as circumstances change. We currently have separate individuals serving as Chairman of the Board and Chief Executive Officer. We believe it is beneficial to have an independent Chairman whose sole job for the Company is leading the Board as the oversight responsibilities of directors continue to increase. We believe the separation of the roles of Chairman and Chief Executive Officer provides strong leadership for our Board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders. The Chairman of the Board is responsible for, among other things:

•	providing leadership to the Board of Directors and facilitating communication among the directors;

•	setting the board meeting agendas in consultation with the Chief Executive Officer;

•	presiding at board meetings, executive sessions and stockholder meetings; and

•	facilitating the flow of information between management and the directors on a regular basis.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead independent director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

Our Board of Directors has six independent members and one non-independent member. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating/Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chairman of the committee. We believe the number of independent, experienced directors who make up our Board of Directors benefits our Company and stockholders.

The Audit and Executive Committees are jointly responsible for overseeing our risk management processes on behalf of the Board of Directors. These committees receive reports from management at least quarterly regarding our assessment of risks. In addition, the Audit and Executive Committees as well as the Board of Directors focus on the most significant risks facing us and our general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees our risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach to address the risks facing our Company and our board leadership structure supports this approach.

Board Committees. The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee, Finance Committee and Nominating/Corporate Governance Committee. Each of the committees has a written charter, which is available on our website at http://www.willbros.com under the “Corporate Governance” caption on the Investor Relations page. Each of the current members of each of the committees, other than the Executive Committee and Finance Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.

The table shows the current membership of the committees and identifies our independent directors:

Name	Executive	Audit		Compensation		Finance	Nominating/ Governance		Independent Director
Michael J. Fournier	X					X
W. Gary Gates		X					X		X
Michael C. Lebens				X			X	*	X
Daniel E. Lonergan	X	X				X			X
Robert L. Sluder				X	*		X		X
Phil D. Wedemeyer		X	*	X		X			X
S. Miller Williams	X					X			X

*	Denotes Committee Chairman. The Executive and Finance Committees have no designated Chairmen.

Executive Committee. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except for those matters that are expressly delegated to another committee of the Board of Directors, and except with respect to a limited number of matters that are reserved for the full Board, including:

•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our Bylaws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Certificate of Incorporation or a merger or consolidation involving us.

The Executive Committee held two meetings during 2016.

Audit Committee. The Board of Directors has determined that it has two audit committee financial experts serving on the Audit Committee, Messrs. Lonergan and Wedemeyer. We have in place and circulated a “whistleblower policy” entitled, “Procedure of the Audit Committee of the Board of Directors on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities.” The Audit Committee appoints the independent registered public accounting firm that serves each year as the independent auditor of our financial statements and performs services related to the completion of such audit. The Audit Committee also has the responsibility for:

•	reviewing the scope and results of the audit with the independent auditor;

•	reviewing with management and the independent auditor our interim and year-end financial condition and results of operations;

•	considering the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	reviewing and pre-approving any non-audit services and special engagements to be performed by the independent auditor and considering the effect of such performance on the auditor’s independence.

The Audit Committee also generally reviews and approves the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held nine meetings during 2016.

Compensation Committee. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive and benefit provisions for our officers, and administers the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan. In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors for its final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants, and from internal and outside legal, accounting and other advisors.

The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2016, the Compensation Committee did not form or use a subcommittee and it has no current plans to do so.

More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultant in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held four meetings during 2016.

Finance Committee. The Finance Committee reviews and makes recommendations to the Board of Directors with respect to our capital structure and capital market activities and strategies, and other financial matters as may be determined by the Board from time to time. It has the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors.

The Finance Committee has discretion under its charter to form and delegate authority to subcommittees when appropriate. It meets at such times as it determines to be necessary. The Finance Committee did not meet during 2016.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held seven meetings during 2016.

Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such candidates, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder recommendations of candidates proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it can request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include:

•	an attained position of leadership in the candidate’s field of endeavor;

•	business and/or financial expertise;

•	demonstrated exercise of sound business judgment;

•	expertise relevant to our lines of business;

•	diversity of the candidate;

•	corporate governance experience; and

•	the ability to serve the interests of all stockholders.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee.

Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee considers other aspects of diversity, including race, gender and national origin, these factors are not a prerequisite for any prospective nominee. The Committee evaluates the mix of experience and skills of the Board of Directors as a group and assesses the effectiveness of its policies with respect to diversity of race, gender or national origin as part of the process of nominating director candidates.

The Committee also assesses each candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.

Our Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Bylaws. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. Any such submission must, among other things, be accompanied by, as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•	All information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	Such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	A statement from such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors.

Additionally, any such submission generally must be submitted not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. For further information, see “Questions and Answers” in this proxy statement and Section 2.10 of our Bylaws. Stockholders may contact our Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. If our non-management directors include any directors who have been determined to not be independent by the Board, the Board will schedule an executive session of just the independent directors at least once each year.

Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties can communicate with the Board, the non-management or independent directors as a group or any of the directors. Stockholders and other interested parties can send written communications to the Board of Directors, the non-management or independent directors as a group or any of the directors at the following address: Corporate Secretary, Willbros Group, Inc., Five Post Oak Park, 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by our Company’s Corporate Secretary and submitted to the Board of Directors, the non-management or independent directors or the individual director.

PROPOSAL FOUR

ADVISORY VOTE TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION

During 2011, we sought an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature reflected in this proposal should occur every year, every two years or every three years. The one-year option received the greatest number of votes, and the Board of Directors confirmed that advisory votes on executive compensation would be held on an annual basis. Accordingly, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the disclosures under the caption “Executive Compensation—Compensation Discussion and Analysis” below, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

As discussed in greater detail in the “Compensation Discussion and Analysis” in this proxy statement, our compensation program is designed to, among other things:

•	attract, motivate and retain highly-talented executives;

•	link executive compensation to the achievement of our business objectives as well as reinforce appropriate leadership behaviors; and

•	encourage executives to consider the impact of decisions to drive our short-term and long-term success.

In 2016, we implemented a number of changes to our compensation program in an effort to further align executive pay with our recent performance as discussed in “Overview” under “Compensation Discussion and Analysis – Executive Summary” in this proxy statement. We believe these changes help us accomplish the objectives of our compensation program and are responsive to the results of the 2016 say-on-pay advisory vote cast by our stockholders on our 2015 executive compensation. Our executive compensation program has allowed us to attract and build a leadership team that is focused on our business objectives as also discussed in “Overview” below.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board of Directors continues to welcome our stockholders’ views on this subject, and will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As an advisory vote, however, the outcome is not binding on us or the Board.

PROPOSAL FIVE

ADVISORY VOTE ON THE FREQUENCY OF A

FUTURE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are also including in this proxy statement a separate proposal to enable our stockholders to vote, on an advisory and non-binding basis, for their preference as to how frequently we should seek future say-on-pay advisory votes on the compensation of our named executive officers. Stockholders may indicate whether future advisory votes on executive compensation should occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

This advisory vote on the frequency of future say-on-pay votes must be provided to stockholders at least once every six years. At our 2011 annual meeting, we sought an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature reflected in Proposal 4 should occur every year, every two years or every three years. The one-year option received the greatest number of votes, and the Board of Directors confirmed that advisory votes on executive compensation would be held on an annual basis.

Our Board of Directors continues to believe that a frequency of “every year” for the advisory vote on executive compensation is the most appropriate policy for our company. The Board believes that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstaining. Stockholders will not be voting to approve or disapprove our Board of Directors’ recommendation.

The option of one year, two years or three years that receives the greatest number of votes will be considered the preferred option of stockholders. Although this advisory vote on the frequency of the say-on-pay vote is nonbinding, our Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board of Directors recommends that you vote to conduct future advisory votes on executive compensation every year.

PROPOSAL SIX

APPROVAL OF THE WILLBROS GROUP, INC.

2017 STOCK AND INCENTIVE COMPENSATION PLAN

At the Annual Meeting, the stockholders will be asked to approve the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan (the “2017 Plan”) to reserve 6,000,000 shares of common stock for issuance thereunder and the material plan terms thereof for purposes of complying with the stockholder approval requirements of Section 162(m) of the Internal Revenue Code (the “Code”). If approved, the 2017 Plan will be effective as of June 1, 2017. We believe approval of the 2017 Plan is in the best interests of our stockholders in order to:

•	ensure we have an adequate number of shares available to execute a competitive compensation program; and

•	allow us to grant awards that may qualify as “performance-based compensation” under Section 162(m).

On March 15, 2017, our Board of Directors, subject to the approval of our stockholders, approved the 2017 Plan. The proposed 2017 Plan is attached hereto as Exhibit C.

Reasons for the Proposed 2017 Plan

The use of stock- and cash-based awards under the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan, as amended (the “2010 Plan”), and stock-based awards under the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan, as amended (the “Director Plan” and, collectively with the 2010 Plan, the “Predecessor Plans”) has been a key component of our compensation program since their respective adoption in 2006 and 2010. Stock- and cash-based compensation awards assist us in attracting and retaining capable, talented individuals to serve in the capacity of employees, officers and directors. The 2010 Plan originally authorized us to issue up to 2,100,000 shares of common stock. A total of an additional 3,950,000 shares of common stock became available in connection with the amendments of the 2010 Plan effective May 23, 2012 (1,350,000 shares) and May 20, 2014 (2,600,000 shares). The Director Plan was originally approved by our stockholders at the 2006 Annual Meeting. Since that time, our stockholders approved three requests for additional shares at our 2008, 2012 and 2014 Annual Meetings pursuant to which we were authorized to issue a total of 750,000 shares of common stock under the Director Plan. As of December 31, 2016, 933,650 shares remained available for us to issue as awards under the 2010 Plan and 34,717 shares remained available for us to issue as awards under the Director Plan. The total number of shares that remained available for us to issue as awards under the Predecessor Plans at December 31, 2016 was 968,367. As of December 31, 2016, a total of 1,219,446 shares are subject to outstanding awards under the Predecessor Plans. If the 2017 Plan is approved, no more awards will be made under the Predecessor Plans on and after the June 1, 2017 effective date of the 2017 Plan.

The Board has determined that, in order to ensure that there are sufficient shares available to meet our needs for future grants during the coming years, the adoption of the 2017 Plan reserving 6,000,000 shares is necessary and desirable to maintain competitiveness in today’s volatile business environment. The ability to grant stock- and cash-based compensation awards is critical to our ability to attract and retain highly qualified individuals. Our successful operation and our ability to create long-term value for our stockholders depend on the efforts of our employees, and we believe that it is in the best interest of our stockholders for those individuals, especially at the management level to have an ownership interest in us in recognition of their present and potential contributions and to align their interests with those of our stockholders. Further details about our awards currently outstanding can be found under the captions “Equity Compensation Plan Information,” “Compensation Discussion and Analysis,” and “Executive Compensation.”

The 2017 Plan is a broad-based plan under which we may grant awards to all employees, including our officers and officers of our affiliates, and to non-employee members of the Board. We believe approval of the 2017 Plan will give us flexibility to continue to make stock- and cash-based grants under the 2017 Plan over the next four to five years in amounts determined appropriate by the Compensation Committee, which will administer the 2017 Plan (as discussed more fully below); however, this timeline is simply an estimate used by us to determine the number of new shares to ask our stockholders to approve and future circumstances may require us to change our expected equity grant practices. These circumstances include, but are not limited to, the future price of our common stock, award levels/amounts provided by our competitors and hiring activity during the next few years, including hiring activity related to mergers and acquisitions. It is our current practice to grant stock-based and cash-based compensation awards to key employees on an annual basis during the first quarter of each fiscal year. In addition, it is our current practice to grant stock-based compensation on an annual basis to our non-employee directors in the second quarter of each fiscal year, which are also based on targeted dollar values that are generally competitive with industry peers. Fluctuations in our stock price may result in stock-based awards for a given year requiring a larger or smaller number of shares in order to capture the same grant date value as a prior year’s award, which impacts the rate at which we utilize shares for compensation purposes.

The 2017 Plan will allow us to use a variety of equity compensation alternatives in structuring compensation arrangements for our personnel. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards. If the 2017 Plan is approved, the potential dilution from the 6,000,000 shares authorized for issuance of stock-based awards will be approximately 9.6 percent. In determining the number of shares to request pursuant to this proposal, the Compensation Committee considered the foregoing factors and decided that 6,000,000 shares was the appropriate number to allow us to effectuate an effective equity compensation program over the coming years.

In addition to the approval of the 2017 Plan to authorize the reservation of 6,000,000 shares, our stockholders are being asked to approve the material plan terms of the 2017 Plan so that awards granted under the 2017 Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) may be fully deductible by us and our affiliates. Although we have not adopted a policy that all compensation paid to our executive officers must be tax-deductible and we expect we may pay compensation to our executives that is not fully deductible, the 2017 Plan is intended to qualify for exemption from the deduction limitations of Section 162(m) by providing “performance-based compensation” to “covered employees” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to our Chief Executive Officer and three other most highly compensated officers (other than our Chief Financial Officer) determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934 (“Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to our Covered Employees in excess of that amount if it qualifies as “performance-based compensation” as defined in Section 162(m).

In addition to certain other requirements, in order to qualify for this exemption, the regulations under Section 162(m) require that the material plan terms of the 2017 Plan be periodically disclosed to and approved by our stockholders. Under the Section 162(m) regulations, the material plan terms of the 2017 Plan are:

•	the maximum amount of compensation that may be paid to an individual under the 2017 Plan during a specified period;

•	the employees eligible to receive compensation under the 2017 Plan; and

•	the business criteria on which the performance goals are based.

Accordingly, we are asking stockholders to approve the material plan terms of the 2017 Plan for Section 162(m) purposes so that awards under the 2017 Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) may be deductible by us.

The material plan terms of the 2017 Plan for Section 162(m) purposes that the stockholders are being asked to approve are disclosed below as follows:

•	the maximum amount of compensation is described under the caption “Summary of the 2017 Plan-Individual Limits on Awards;”

•	the eligible employees are described under the caption “Summary of the 2017 Plan-Eligibility;” and

•	the business criteria are described under the caption “Summary of the 2017 Plan-Performance-Based Compensation.”

Consequences of Failing to Approve the Proposal

The 2017 Plan will not be implemented unless approved by our stockholders. If the 2017 Plan is not approved by our stockholders, the Predecessor Plans will remain in effect in their current form, and we will continue to grant awards thereunder until our share reserves under the Predecessor Plans are exhausted, which could occur as soon as the time of our next annual grant during the first quarter of fiscal 2018 under the 2010 Plan and our next annual grant during the second quarter of 2017 under the Director Plan, based on current expected equity grant practices (noting again that the share reserve could last for a longer period of time, depending on our future equity grant practices, which we cannot predict with certainty). If the proposal were to not pass, it would hinder our ability to execute a market competitive compensation program.

Summary of the 2017 Plan

The following summary provides a general description of the material features of the 2017 Plan but is not a complete description of all provisions of the 2017 Plan and is qualified in its entirety by reference to the full text of the 2017 Plan attached as Exhibit C, which is incorporated by reference in this proposal. The purpose of the 2017 Plan is to promote the success and enhance the value of the Company by linking the personal interests of our employees and non-employee directors to those of our stockholders, and by providing an incentive for achieving performance objectives. The 2017 Plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards (collectively referred to as “Awards”).

Key Features of the 2017 Plan

Key features of the 2017 Plan include:

•	No discounted options or related Awards may be granted;

•	Except as otherwise provided in an Award agreement at the time of grant or thereafter by the Compensation Committee, Awards are generally non-transferrable, except to an Award recipient’s immediate family member, pursuant to a qualified domestic relations order, by will or the laws of descent and distribution, or to a trust of which the Award recipient is and remains the sole beneficiary for his or her lifetime;

•	No automatic Award grants are made to any eligible individual;

•	No performance-based Awards will be granted to non-employee directors;

•	Awards may be designed to meet the requirements for deductibility as “performance-based compensation” under Section 162(m) of the Code upon stockholder approval of the eligible employees, business criteria and maximum annual per person compensation limits;

•	Limitations on the maximum number or amount of Awards that may be granted to certain individuals during any fiscal year;

•	No repricing of stock options or stock appreciation rights without stockholder approval;

•	All awards must include a minimum one-year vesting period, except for five percent of the shares authorized for issuance;

•	No shares withheld for tax obligations or to pay the exercise price of an Award may be recycled back into to the pool of shares authorized for issuance and thus be available for future grant;

•	No dividends or dividend equivalents will be paid on any Awards unless and to the extent the vesting conditions and/or performance criteria related to the underlying Award have been satisfied or achieved and any forfeiture restrictions have been satisfied and removed; and

•	Awards are subject to potential reduction, cancellation, forfeiture, recoupment or other clawback under certain specified circumstances in accordance with our current clawback policy and any other clawback policies we may adopt.

Administration. The Compensation Committee of the Board of Directors (the “Committee”), will administer the 2017 Plan and will have authority to make Awards under the 2017 Plan, to set the terms of the Awards, to interpret the 2017 Plan, to establish any rules or regulations relating to the 2017 Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the 2017 Plan.

Eligibility. Consistent with certain provisions of Section 162(m) and the accompanying regulations, the employees eligible to receive compensation must be set forth in the plan and approved by our stockholders. All employees of the Company and its affiliates and all non-employee directors of the Company are eligible to receive Awards under the 2017 Plan, as determined by the Committee. However, the vesting of Awards to non-employee directors may not be dependent, in whole or in part, on the achievement of performance criteria. Eligible employees and non-employee directors who are designated by the Committee to receive an Award under the 2017 Plan are referred to as “Participants.” As of December 31, 2016, we had 3,165 employees and six non-employee directors who would be eligible to be Participants in the 2017 Plan.

Individual Limits on Awards. Consistent with certain provisions of Section 162(m) and accompanying regulations, restrictions on the maximum number of shares that may be granted to a Participant in a specified period and restrictions on the maximum amount of cash compensation payable pursuant to an Award under the 2017 Plan to a Participant must be provided for in the plan and approved by our stockholders. The 2017 Plan contains limits on the Awards granted to any employees who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, (“Executive Officers”). Accordingly, unless the Committee determines that an Award to an Executive Officer will not be designed to qualify as performance-based compensation under Section 162(m),

•	The maximum number of shares that may be awarded in the form of stock options or stock appreciation rights to any Executive Officer in any fiscal year is 600,000 shares.

•	The maximum number of shares that may be awarded in the form of restricted stock or restricted stock units to any Executive Officer in any fiscal year is 600,000 shares.

•	The maximum number of shares that may be awarded in the form of performance shares or performance units to any Executive Officer in any fiscal year is 600,000 shares.

•	The maximum number of shares that may be awarded in the form of cash-based Awards to any Executive Officer in any fiscal year is $5,000,000.

•	The maximum number of shares that may be awarded in the form of other stock-based Awards to any Executive Officer in any fiscal year is 600,000 shares.

In addition, no individual who is a non-employee director will be granted Awards covering more than 200,000 shares in the aggregate during any fiscal year, and in no event will the grant date fair value of Awards granted to a non-employee director exceed $400,000 in the aggregate during any fiscal year.

Number of Shares Subject to the 2017 Plan. The number of shares of our common stock reserved for issuance under the 2017 Plan is 6,000,000 shares, subject to certain adjustments as provided in the 2017 Plan.

Share Counting Rules. The following reflect the rules for counting shares against the number reserved for issuance under the 2017 Plan:

•	For Awards settled in cash, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2017 Plan.

•	For shares that are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is exercised on a cashless basis at a time when the payment due to the Participant is 150 shares, then 1,000 shares shall be charged against the applicable share limits.

•	Except as otherwise provided below, shares that are subject to Awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Predecessor Plans or the 2017 Plan will again be available for subsequent Awards under the 2017 Plan.

•	Shares that are exchanged by a Participant or withheld by us as full or partial payment in connection with any option, SAR or other award granted under either the Predecessor Plans or the 2017 Plan, as well as any shares exchanged by a Participant or withheld to satisfy the tax withholding obligations related to any such award, will not be available for subsequent Awards under the 2017 Plan. This includes shares subject to any awards that are outstanding under the Predecessor Plans as of the June 1, 2017 effective date of the 2017 Plan.

Source of Shares. Common stock issued under the 2017 Plan may come from authorized but unissued shares of our common stock or from treasury shares.

Stock Options. The Committee may grant nonqualified stock options or incentive stock options to purchase shares of our common stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed ten years. No dividends or dividend equivalents will be granted alone or in conjunction with any stock option Award.

The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker; or in any other manner authorized by the Committee. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.

Stock Appreciation Rights. A stock appreciation right may be granted by the Committee in its discretion. The Committee may grant freestanding stock appreciation rights, tandem stock appreciation rights or any combination of these forms of stock appreciation rights. The grant price for each stock appreciation right shall be determined by the Committee and shall be specified in the Award agreement, but in no event shall the grant price be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The grant price of tandem stock appreciation rights shall be equal to the option price of the related option. The term of the stock appreciation right shall be determined by the Committee and specified in the Award agreement which relates to the stock appreciation right, but may not exceed ten years. Outstanding stock appreciation rights may be exercised on whatever terms and conditions the Committee imposes. Tandem stock appreciation rights may be exercised for all or part of the shares subject to the related option on the surrender of the right to exercise equivalent portions of the related option. A tandem stock appreciation right may be exercised only with respect to the shares for which the related option is unexercisable. With respect to a tandem stock appreciation right granted in connection with an incentive stock option:

•	the tandem stock appreciation right will expire no later than the expiration of the underlying incentive stock option;

•	the value of the payout with respect to the tandem stock appreciation right will be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem stock appreciation right is exercised; and

•	the tandem stock appreciation right may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option.

No dividends or dividend equivalents will be granted alone or in conjunction with an Award of stock appreciation rights.

On the exercise of a stock appreciation right, a participant will be entitled to receive payment in an amount determined by multiplying:

•	the difference between the fair market value of a share of common stock on the date of exercise and the grant price; by

•	the number of shares with respect to which the stock appreciation right is exercised.

In the discretion of the Committee, the payment of the stock appreciation right exercised may be in cash, shares of equivalent value (based on the fair market value on the date of exercise of a stock appreciation right), in some combination thereof or in any other form approved by the Committee.

Restricted Stock. Shares of common stock may be granted by the Committee to an eligible employee or non-employee director and made subject to restrictions on sale, pledge or other transfer for a certain period. All shares of restricted stock will be subject to such restrictions as the Committee may provide in an Award agreement with the Participant, including provisions obligating the Participant to forfeit the shares to us in the event of termination of employment or service or if specified performance goals or targets are not met. A Participant’s rights with respect to such shares shall be subject to the restrictions provided in the Award agreement and the 2017 Plan. To the extent an Award of restricted stock is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m). The Committee may also determine whether a Participant will be entitled to receive dividends or the value equivalent of any dividends paid during the performance period. However, all such dividends and dividend equivalents will be subject to the same vesting, forfeiture restrictions and/or performance criteria applicable to the related shares of restricted stock, and a Participant will only be entitled to receive an amount in respect of dividends or dividend equivalents paid on restricted stock in the event and to the extent that such vesting conditions and/or performance criteria have been satisfied or achieved and any forfeiture restrictions have been satisfied and removed.

Restricted Stock Units. A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one or more shares of common stock. An Award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the 2017 Plan. To the extent an Award of restricted stock units is intended to qualify as performance-based compensation under Section 162(m), it must be granted subject to the attainment of performance goals and meet the additional requirements imposed by Section 162(m). The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares underlying restricted stock units in the event and to the extent that such vesting conditions and/or performance criteria have been satisfied or achieved and any forfeiture restrictions have been satisfied and removed.

Performance Shares, Performance Units and Cash-Based Awards. Performance shares, performance units and cash-based Awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the Award agreement. The Committee will set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the performance shares/units and cash-based Awards that will be paid out to the Participant.

Participants will receive payment of the value of performance shares/units earned after the end of the performance period. Payment of performance shares/units and cash-based Awards will be made in shares, cash or a combination thereof that have an aggregate fair market value equal to the value of the earned performance shares/units and cash-based Awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee. The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares underlying performance shares/units in the event and to the extent that such performance criteria have been satisfied or achieved.

Other Stock-Based Awards. The 2017 Plan also authorizes the Committee to grant Participants Awards of common stock and other Awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based Awards). The Committee has discretion to determine the Participants to whom other stock-based Awards are to be made, the times at which such Awards are to be made, the sizes of such Awards, the form of payment, and all other conditions of such Awards, including any restrictions, deferral periods or performance requirements. The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, all such dividends and dividend equivalents will be subject to the same vesting, forfeiture restrictions and/or performance criteria applicable to the related stock-based Award, and a Participant will only be entitled to receive an amount in respect of dividends or dividend equivalents paid on a stock-based Award in the event and to the extent that such vesting conditions and/or performance criteria have been satisfied or achieved and any forfeiture restrictions have been satisfied and removed.

Performance-Based Compensation. Awards may be granted to employees who are “covered employees” under Section 162(m) that are intended to be “performance-based compensation” so as to preserve the tax deductibility of the Awards for federal income tax purposes. These performance-based Awards may be either equity or cash Awards, or a combination of both. Holders are only entitled to receive payment for a Section 162(m) performance-based Award for any given performance period to the extent that pre-established performance goals set by the Committee are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	net earnings or net income (before or after taxes);

•	earnings per share;

•	net operating profit;

•	operating income;

•	operating income per share;

•	return measures (including, but not limited to, return on assets, return on capital, return on invested capital, and return on investment, equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin, and cash flow return on capital or investments);

•	earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

•	gross margins or operating margins;

•	share price (including, but not limited to, growth measures and relative and absolute total stockholder return);

•	margins;

•	operating efficiency;

•	customer satisfaction;

•	employee satisfaction (including, but not limited to, voluntary turnover);

•	working capital targets;

•	revenue or sales growth or growth in backlog;

•	growth of assets;

•	productivity ratios;

•	expense targets;

•	measures of health, safety or environment;

•	market share;

•	credit quality (including, but not limited to, days sales outstanding);

•	economic value added;

•	price earnings ratio;

•	improvements in capital structure; and

•	compliance with laws, regulations and policies.

With respect to particular performance-based Awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals; provided, that any Awards that are intended to qualify as “performance-based compensation” must be made in accordance with the requirements of Section 162(m). Upon certification of achievement of the performance goals for a particular performance period set forth in an Award that is intended to qualify as “performance-based compensation,” the Committee may reduce or eliminate, but not increase, the amount specified in the original Award.

Minimum Vesting Requirements. Awards under the 2017 Plan are subject to a one-year minimum vesting or forfeiture restriction period. This one-year minimum vesting or forfeiture restriction period does not apply to the grant of any such Awards with respect to an aggregate number of shares that does not exceed 5% of the total shares available for issuance under the 2017 Plan. The one-year minimum vesting or forfeiture restriction period also will not preclude the Committee’s discretion to provide for the earlier vesting and exercisability of an Award in the event of the retirement, death or disability of a Participant, involuntary termination of a Participant not for cause or, if accelerated vesting is not prohibited under the other provisions of the 2017 Plan, a change of control.

Adjustments. Equitable adjustments to the terms of the 2017 Plan and any Awards will be made as necessary to reflect any stock splits, spin-offs, extraordinary stock dividends and similar transactions.

Change of Control. In the event of a “change of control” (as defined in the 2017 Plan), no cancellation, acceleration of vesting, lapsing of restrictions, payment of Award, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith before the occurrence of the change of control that the Award will be honored or assumed by any successor, or replaced by an alternative award meeting certain conditions. If the Committee reasonably determines in good faith that Awards will not be honored, assumed or replaced as described above, upon a change of control (i) Awards solely dependent on the satisfaction of a service obligation shall become fully vested and (ii) Awards dependent in any part on the satisfaction of performance objectives shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the change of control.

Discontinuance or Amendment of the 2017 Plan; No Repricing. The Committee may amend, modify, suspend or terminate the 2017 Plan in whole or in part at any time, but no amendment may materially diminish any of the rights of a Participant under any Awards previously granted without his or her consent. In addition:

•	without the prior approval of our stockholders, options and stock appreciation rights issued under the 2017 Plan will not be repriced, replaced or regranted through cancellation, whether in exchange for cash or another type of Award, by lowering the exercise price of a previously granted option or the grant price of a previously granted stock appreciation right or by replacing a previously granted option or stock appreciation right with a new option with a lower option price or a new stock appreciation right with a lower grant price; and

•	to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation or exchange requirement.

Tax Withholding. We may withhold from any payments or stock issuances under the 2017 Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Committee’s right to approve, any Award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the Participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity).

Clawback Policy. The 2017 Plan will be subject to any written clawback policy we adopt or have adopted, which policy may subject a Participant’s Awards and other rights and benefits under the 2017 Plan to reduction, cancellation, forfeiture or recoupment if certain events or wrongful conduct specified in the policy occur.

U.S. Federal Income Tax Consequences

The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to Awards under the 2017 Plan. The following summary does not purport to be a complete description of all applicable rules, and these rules (including those summarized below) are subject to change. The summary does not address the effects of any state or local or non-U.S. tax laws that may be applicable.

Nonqualified Stock Options

No taxable income is realized by a Participant upon the grant of a nonqualified stock option. At the time of a Participant’s exercise of a nonqualified stock option, the Participant will be treated as receiving compensation (taxable as ordinary income and subject to withholding and employment taxes) in an amount equal to the fair market value of the shares of our common stock as to which the option is exercised, less the exercise price paid. For purposes of determining gain or loss on a subsequent sale or disposition of such shares, the Participant’s basis in each share of our common stock received will be the fair market value of our common stock on the date the Participant exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We should be entitled to a federal income tax deduction at the time of exercise in the same amount as the Participant’s ordinary income.

Incentive Stock Options

No taxable income is realized by a Participant upon the grant of an incentive stock option. Additionally, if the applicable employment-related requirements are met, the Participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option purchase price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the Code requirements for incentive stock options are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. If, after an incentive stock option has been exercised, the Participant holds the stock acquired upon exercise for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction as a consequence of the disposition. If the holding period requirements are not met, the excess of the fair market value of the stock on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be treated as compensation (taxed as ordinary income and subject to withholding and employment taxes) and we will be entitled to a deduction in the same amount as the Participant’s ordinary income.

Stock Appreciation Rights

A Participant who is granted a SAR will not recognize ordinary income upon receipt of the SAR. At the time of exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received, including shares deemed to be received but withheld for tax payment purposes. We will be entitled to a tax deduction at such time in the same amount as the Participant’s ordinary income. The Participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as capital gain or loss.

Restricted Stock

A Participant will not be taxed at the time of the grant of restricted stock, but will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are first transferable or no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the Participant recognizes ordinary income on account of the lapse of the restrictions. A Participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the Participant’s holding period for capital gains purposes will begin at that time. Under Section 83(b) of the Code, a Participant may elect to recognize ordinary income at the time the restricted stock is awarded in an amount equal to the fair market value of the stock at that time (disregarding for valuation purposes that such restricted stock is subject to restrictions and a substantial risk of forfeiture). If an 83(b) election is made, no additional taxable income will be recognized by such Participant at the time the restrictions lapse, the Participant will have a tax basis in the shares equal to their fair market value on the date of the Award, and the Participant’s holding period for capital gains purposes will begin at that time. We will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by the Participant. A Participant who makes an election under Section 83(b) and then forfeits the stock is not entitled to deduct any amount as a result of the forfeiture notwithstanding that the Participant included the fair market value of the stock in income at the time of the election.

Restricted Stock Units

In general, the grant of restricted stock units will not result in income for the Participant or in a tax deduction for us. Upon the settlement of such an Award in cash or shares, the Participant will recognize ordinary income (taxable as ordinary income and subject to withholding and employment taxes) equal to the aggregate value of the payment received, and we will be entitled to a tax deduction at the same time and in the same amount.

Other Awards

With respect to other Awards granted under the 2017 Plan, including cash-based Awards and other stock-based Awards, generally when the Participant receives payment with respect to an Award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the Participant (taxable as ordinary income and subject to withholding and employment taxes), and we will be entitled to a tax deduction at the same time and in the same amount.

Code Section 162(m)

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to Covered Employees in a taxable year to the extent that compensation to any such Covered Employee exceeds $1,000,000. Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. The 2017 Plan has been designed to meet the “qualified performance-based compensation” requirements of Section 162(m), but it is possible that compensation attributable to Awards under the 2017 Plan (when combined with all other types of compensation received by a Covered Employee from us or because of other factors) may not comply with all of the requirements of Section 162(m), thereby preventing us from taking a deduction.

Golden Parachute Payments

If, on a change of control of our Company, the exercisability or vesting of an Award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Awards over the purchase price for such shares may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee equals or exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years ending before the year in which such change in ownership or control occurs. An “excess parachute payment,” with respect to any employee, is the amount by which the parachute payments to such employee exceed such employee’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, that employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.

New Plan Benefits

The types and amounts of benefits that will be awarded under the 2017 Plan are not currently determinable. Awards granted under the 2017 Plan are within the discretion of the Committee, and the Committee has not determined future Awards or who might receive them. Information on equity-based awards and cash-based awards recently granted under the 2010 Plan to each of our named executive officers is provided under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During 2016.” The closing price of our common stock on the New York Stock Exchange on March 24, 2017 was $2.60 per share.

Vote Required

Approval of this proposal requires approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the vote.

The Board of Directors unanimously recommends that you vote “FOR” approval of the 2017 Plan and the material terms thereof.

PROPOSAL SEVEN

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2017. PwC has been our independent auditor since May 2011. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of PwC as our independent auditor for 2017. Although ratification is not required by Delaware law, our certificate of incorporation or our bylaws, we are submitting the appointment of PwC to our stockholders for ratification as a matter of good corporate governance. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if the Audit Committee determines that a change is in our best interests.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal. The Board of Directors recommends a vote “FOR” the ratification of PwC as our independent auditor for 2017.

A representative of PwC will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees we incurred for services provided by PwC for 2016 and 2015. All fees are presented in the year to which they relate rather than the year in which they were billed.

	2016	2015
Audit fees	$2,025,000	$2,965,000
Audit-related fees	—	596,500
Tax fees	—	—
All other fees	2,970	—

Total	$2,027,970	$3,561,500

Audit fees for 2016 and 2015 consisted of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the review of quarterly financial statements. Audit fees also included fees for the issuance of auditors’ consents, assistance with and review of documents filed with the SEC, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board.

All other fees for 2016 consisted of subscription fees for research software.

Audit-related fees for 2015 consisted of professional services rendered for the 2014 carve-out audit and 2015 interim review of our Professional Services segment which we sold in 2015 pursuant to an Amended and Restated Securities Purchase Agreement with TRC Companies, Inc. (“TRC”). TRC fully reimbursed us for the professional services rendered.

Audit Committee Pre-Approval Policy

It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 21, 2017, by

•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table below, and

•	all of our executive officers and directors as a group.

The percentage of class amount is based on 62,750,850 shares of our common stock outstanding as of March 21, 2017. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

Name of Owner or Identity of Group	Shares Beneficially Owned(1)		Percentage of Class(1)
KKR Credit Advisors (US), LLC and Affiliates	10,125,410	(2)	16.14
U.S. Bank, N.A., as custodian for
InfrastruX Holdings, LLC	8,083,235	(3)	12.88
Heartland Advisors, Inc.	4,323,863	(4)	6.89
Tontine Asset Associates, LLC	3,561,472	(5)	5.68
Lawndale Capital Management, LLC	3,165,086	(6)	5.04
W. Gary Gates	7,681		*
Michael C. Lebens	0	(7)	*
Daniel E. Lonergan	0	(8)	*
Robert L. Sluder	100,968		*
Phil D. Wedemeyer	46,233		*
S. Miller Williams	109,617		*
Michael J. Fournier	253,810	(9)	*
Van A. Welch	413,776		*
Johnny M. Priest	218,584		*
Harry W. New	69,856		*
Andrew M. Jack	45,662	(10)	*
All executive officers and directors as a group (12 people)	1,317,784	(11)	2.10

*	Less than 1 percent
(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding, but which could be acquired by a person upon vesting of a restricted stock unit within 60 days of March 21, 2017, are included in shares beneficially owned and deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is based on the Schedule 13D dated April 8, 2015 by: (i) KKR Lending Partners II L.P., a Delaware limited partnership (“KKR Lending II”); (ii) KKR Associates Lending II L.P., a Delaware limited partnership (“Associates Lending II”); (iii) KKR Lending II GP LLC, a Delaware limited liability company (“Lending II GP”); (iv) KAM Fund Advisors LLC, a Delaware limited liability company (“KAM Fund Advisors”); (v) KKR Credit Advisors (US), LLC, a Delaware limited liability company (“KKR Credit US”); (vi) Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (“Kohlberg Kravis Roberts & Co.”); (vii) KKR Management Holdings L.P., a Delaware limited partnership (“KKR Management Holdings”); (viii) KKR Management Holdings Corp., a Delaware corporation (“KKR Management Holdings Corp.”); (ix) KKR Group Holdings L.P., a Cayman Islands limited partnership (“KKR Group Holdings”); (x) KKR Group Limited, a Cayman Islands limited company (“KKR Group”); (xi) KKR & Co. L.P., a Delaware limited partnership (“KKR & Co.”); (xii) KKR Management LLC, a Delaware limited liability company (“KKR Management”); (xiii) Henry R. Kravis, a United States citizen; and (xiv) George R. Roberts, a United States citizen. KKR Credit US, as an indirect investment advisor to KKR Lending II and certain of the KKR Investors (as defined in the Schedule 13D), may be deemed to have the sole voting power and sole dispositive power over 7,314,596 shares, and as the sub-advisor to one of the KKR Investors, may be deemed to have shared voting power and shared dispositive power over 2,810,814 shares. In addition, KKR Lending II directly acquired and may be deemed to have sole voting power and dispositive power over 4,575,673 shares. In addition, as an investment advisor to KKR Lending II and other KKR Investors, KAM Fund Advisors, a direct wholly-owned subsidiary of KKR Credit US, may be deemed to have sole voting power and sole dispositive power over 7,314,596 of the reported shares. Each of Kohlberg Kravis Roberts & Co. (as the holder of all of the outstanding equity interests in KKR Credit US), Associates Lending II (as the general partner of KKR Lending II), Lending II GP (as the general partner of Associates Lending II), KKR Management Holdings (as the sole member of KKR Lending II GP and the general partner of Kohlberg Kravis Roberts & Co.), KKR Management Holdings Corp. (as the general partner of KKR Management Holdings), KKR Group Holdings (as the sole shareholder of KKR Management Holdings Corp.), KKR Group (as the general partner of KKR Group Holdings), KKR & Co. (as the sole shareholder of KKR Group), KKR Management (as the general partner of KKR & Co.) and Messrs. Kravis and Roberts (as the designated members of KKR Management) may also be deemed to beneficially own some or all of the shares reported. The address of the principal business office of Kohlberg Kravis Roberts & Co., KKR Management Holdings, KKR Management Holdings Corp., KKR Group Holdings, KKR Group, KKR & Co., KKR Management and Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address of the principal business office of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. The address of the principal business office of KKR Credit US, KKR Lending II, Associates Lending II, Lending II GP, and KAM Fund Advisors is c/o KKR Credit Advisors (US) LLC, 555 California Street, 50th Floor, San Francisco, CA 94104.
(3)	Information is based on the Schedule 13D dated July 12, 2010, and Form 4 dated June 6, 2016, which were filed by and on behalf of each of InfrastruX Holdings, LLC, TPF Power, Inc., TPF InfrastruX Holdings, LLC, Tenaska Power Fund, L.P. and Tenaska PF G, LLC. The address of each of the foregoing is c/o Tenaska Capital Management, LLC, 14302 FNB Parkway, Omaha, Nebraska 68154. Except for 8,608 shares of restricted stock over which such entities have shared voting but no dispositive power, each such entity has shared voting and dispositive power over the shares reported.
(4)	Information is as of December 31, 2016, and is based on the Schedule 13G/A dated February 2, 2017, which was filed by Heartland Advisors, Inc. (“Heartland”) and William J. Nasgovitz (“Nasgovitz”). The address for Heartland and Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202. Of the shares shown, Heartland and Nasgovitz have shared voting power over 4,117,561 shares and shared dispositive power over all of the shares shown.
(5)	Information is as of December 31, 2016, and is based on the Schedule 13G/A dated February 10, 2017, which was filed by TTR Management, LLC (“TTR”), Tontine Asset Associates, LLC (“Tontine”) and Jeffrey L. Gendell (“Gendell”). The address for TTR, Tontine and Gendell is 1 Sound Shore Drive, Suite 304, Greenwich, Connecticut 06830. Tontine and Gendell have shared voting and dispositive power over all of the shares shown.
(6)	Information is based on the Schedule 13D dated September 9, 2016, which was filed by Lawndale Capital Management, LLC (“Lawndale”) and Andrew E. Shapiro (“Shapiro”), and additional information supplied to us by Lawndale. The address for Lawndale and Shapiro is 591 Redwood Highway, Suite 2345, Mill Valley, California 94941. Lawndale and Shapiro have shared voting and dispositive power over all of the shares shown.
(7)	Mr. Lebens was appointed as a director of the Company following our 2011 Annual Meeting pursuant to the Stockholder Agreement. See the caption “Certain Relationships and Related Transactions – Stockholder Agreement” below.

(8)	Mr. Lonergan was appointed to serve as a director of the Company on July 1, 2010 pursuant to the Stockholder Agreement. See the caption “Certain Relationships and Related Transactions – Stockholder Agreement” below. Mr. Lonergan also serves as a director and officer of Tenaska PF G, LLC, the general partner of Tenaska Power Fund, L.P., the manager of InfrastruX, a greater than 10% owner of the Company. Mr. Lonergan disclaims beneficial ownership of any shares beneficially owned by InfrastruX, except to the extent of his pecuniary interest therein.
(9)	Includes 20,464 restricted stock units that vest within 60 days.
(10)	Includes 11,250 restricted stock units that vest within 60 days.
(11)	Includes 31,714 restricted stock units that vest within 60 days.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis provides information related to the 2016 compensation of our executive officers identified in the Summary Compensation Table, who we refer to as our “Named Executive Officers,” “Named Executives” or “NEOs.” We also refer to Michael J. Fournier and Van A. Welch as our “Corporate Executives,” and Johnny M. Priest, Harry W. New and Andrew M. Jack as our “Segment Presidents.”

Overview

Despite a challenging 2016 during which our financial performance did not meet our expectations, we had some significant achievements across our business, highlighted by the following:

•	Our Utility T&D segment continues to grow. Revenues in this segment increased 10.2 percent over 2015. We expanded our geographic footprint, initiated fiber optics work and submitted multiple bids in the renewable energy sector, all of which provide additional growth opportunities for 2017.

•	We continued our ongoing right-sizing efforts. We are now a smaller, more nimble organization in both our Oil & Gas and Canada segments. Corporate costs have also been significantly reduced. General and administrative expenses decreased $16.3 million in 2016 as a result of cost reduction initiatives taken over the last several quarters, including employee headcount reductions, primarily in our corporate headquarters, as well as the closing of our regional delivery offices and our exit from the downstream market in the Oil & Gas segment.

While these actions position us for stronger performance in the future, our operating results and stock price performance in recent years have been disappointing. Considering our three-year shareholder returns, and our recent financial performance, which did not result in any payouts to the Current NEOs under our performance-based incentive programs, we believe that our program is aligned with the interests of our stockholders. We remain focused on analyzing the performance of all of our lines of service relative to our peers and strategic objectives. We will continue to take management actions to improve the operating performance of all our lines of service.

In 2016, the Compensation Committee of the Board of Directors, or “Committee” for purposes of this discussion, made a number of decisions in an effort to further align executive pay with our recent performance:

•	In recognition of the sale of numerous business units in 2014 and 2015, the Committee made several changes to the composition of our compensation peer group to reflect our smaller footprint and size.

•	We reinstituted our Management Incentive Compensation, or “MIC Program,” in 2016 with specific annual performance targets for our Corporate Executives and separately tailored performance targets for our Segment Presidents. In 2015, we had a discretionary annual incentive program under which no payouts were made.

•	Target 2016 MIC Program bonus levels for the Named Executives were reduced from 75 percent of base salary (100 percent for the CEO) to 50 percent of base salary for all NEOs, including the CEO, in recognition of our disappointing financial performance in 2015.

•	In connection with his promotion to CEO on December 1, 2015, Michael J. Fournier received an increase in his base salary from $475,000 to $613,000, which nonetheless positioned Mr. Fournier’s salary well below the salaries of his two predecessors. Moreover, Mr. Fournier waived the payment of his base salary increase and continued to receive a base salary of $475,000 for all of 2016 and through the date of this proxy statement.

•	For the second consecutive year, long-term incentive, or “LTI,” awards were significantly curtailed in light of our low prevailing stock price and the unacceptable level of stockholder dilution that would have resulted if LTI awards had been granted at comparable value levels to years prior to 2015.

•	The Committee allowed the employment agreement of our CFO, Mr. Van A. Welch, to expire on December 31, 2016, and, on January 1, 2017, added Mr. Welch to the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan”). We currently have no employment agreements with our Executive Officers.

Compensation Highlights

In recent years, the Committee has continued to focus on strengthening the link between executive pay and our performance. The following is a summary of compensation best practices employed by us:

Best Practice Considerations	Our Practice

Ratio of performance-based long-term incentive (“LTI”) compensation to total LTI compensation	50 percent of the 2016 annual LTI awards granted to the Corporate Executives were performance-based, and 40 percent of the annual LTI awards granted to the Segment Presidents were performance-based

Rigor of performance goals	Our 2016 performance-based LTI awards measure stockholder returns both in relation to our peers and on an absolute basis over a three-year performance period (2016-2018) and require strong performance to earn a target payout

Double trigger change of control severance in our severance plans	All change of control severance provisions in our severance plans for our Named Executives provide for a double trigger, which requires a change of control and the involuntary termination of the executive’s employment or resignation for “good reason” in order for severance compensation to be paid

No excessive perquisites or excise tax gross-ups	We provide limited perquisites and do not provide any excise tax gross-ups to our Named Executives

No egregious pension/supplemental executive retirement plan	We do not provide a defined benefit pension plan or excess plan, a supplemental executive retirement plan or post-retirement health benefits for highly compensated employees

No executives using Willbros stock in hedging or pledging activities	All of our directors, Named Executives and other key employees are prohibited by Company policy from (1) using Willbros stock in hedging arrangements and (2) holding Willbros stock in a margin account or otherwise pledging Willbros stock

Clawback policy	We have a formal clawback policy in place

Stock Ownership and Retention Policy	Our Stock Ownership and Retention policy requires our Executive Officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards

In a normal operating environment, the compensation program for our NEOs and other key executives is primarily focused on incentive compensation. In 2014, for example, a majority of the NEOs compensation, at target, was variable (bonus and/or LTI) as opposed to fixed (base salary). In 2016, however, the Committee continued an approach first adopted in 2015 of granting annual LTI awards that represented a lower percentage of base salary than in prior years. This decision was made in light of our low prevailing stock price and the unacceptable level of stockholder dilution that would have resulted from LTI awards commensurate with target grant value levels from years prior to 2015. In addition, upon reinstituting the MIC Program in early 2016, the Committee lowered the target bonus levels for the Named Executives from 75 percent of base salary (100 percent for the CEO) to 50 percent of base salary for all NEOs, including the CEO, in recognition of our disappointing financial performance in 2015. Accordingly, target variable compensation as a percentage of target total compensation remained somewhat lower for 2016 than in years prior to 2015.

Stockholder Engagement and Committee Consideration of the 2016 Say-on-Pay Vote on Executive Compensation for 2015

Each year, we take into account the result of the say-on-pay advisory vote cast by our stockholders on our executive compensation. At our 2016 Annual Meeting, we achieved a significant improvement in support, with approval votes increasing from approximately 68 percent at the 2015 Annual Meeting to approximately 81 percent at the 2016 Annual Meeting. In addition, over the past year we have engaged in a dialogue with many of our stockholders to solicit their input on a range of topics, including executive compensation. The Committee determined that, based on such discussions and given the increasing level of support, no substantive changes to our executive compensation policies and decisions were necessary. We intend to continue such dialogue with our stockholders, and the Committee intends to continue to make its executive compensation decisions, as it has in the past, by focusing on performance-based compensation, gauging competitive practices and authorizing compensation that is within the range of what is deemed to be competitive and appropriate in our industry while taking into account our recent operating performance and financial condition. The Committee continues to value the opinions of our stockholders. In the event there is any significant vote against the compensation of our NEOs as disclosed in this proxy statement, the Committee will consider the concerns of the stockholders and evaluate any actions necessary to address such concerns.

Role of the Compensation Committee

The Committee has responsibility for discharging the Board’s responsibilities with respect to compensation of our executives. In particular, the Committee:

•	Annually reviews and approves corporate goals and objectives relevant to CEO compensation;

•	Evaluates the CEO’s performance in light of those goals and objectives;

•	Determines and approves the CEO’s compensation based on this evaluation;

•	Approves non-CEO executive compensation;

•	Approves and administers incentive compensation plans and equity-based plans; and

•	Monitors compliance of directors and executive officers with our stock ownership and retention programs.

Pursuant to its charter, the Committee has the sole authority to retain and terminate compensation consultants and internal and external legal, accounting and other advisors, including sole authority to approve the advisors’ fees and other engagement terms. For a more complete description of the responsibilities of the Committee, see “Corporate Governance—Board Committees—Compensation Committee.”

Role of the CEO in Compensation Decisions

The CEO periodically reviews the performance of each of the Named Executives, excluding himself, develops preliminary recommendations regarding salary adjustments and annual and long-term award amounts, and provides these recommendations to the Committee. The Committee can exercise its discretion in modifying any recommendation and makes the final decisions.

Role of the Compensation Consultant

The Committee has retained Mercer (US) Inc. to serve as its independent consultant. Mercer:

•	Provides executive and director compensation consulting services to the Committee;

•	Regularly attends Committee meetings;

•	Reports directly to the Committee on matters relating to compensation for our Named Executives;

•	Participates in executive sessions without Named Executives present; and

•	Provides advice and analysis to the Committee on design and level of executive and director compensation.

In connection with their services to the Committee, Mercer works with executive management and our Corporate Human Resources group to formalize proposals for the Committee.

The Committee has assessed the independence of Mercer pursuant to SEC and New York Stock Exchange rules and concluded that Mercer’s work for the Committee does not raise any conflict of interest.

Compensation Philosophy and Objectives

As a leading provider of construction, maintenance and facilities development services to the oil and gas and power industries, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization in order to develop and expand our businesses and execute our business strategies.

The Committee bases its executive compensation decisions on the same objectives that guide us in establishing all of our compensation programs:

•	Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization and are more able to affect our results, an increasing proportion of their pay should be linked to the Company’s and/or segment’s overall performance and to stockholder returns.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the compensation of other premier employers who compete with us for talent.

•	Compensation should incentivize and reward annual and long-term performance. Our programs should deliver compensation in the top tier when our employees and our Company perform accordingly; likewise, where individual performance falls short of expectations and/or our performance lags the industry, the programs should deliver lower-tier compensation.

•	Our objectives of pay for performance and retention must be balanced. Compensation should promote retention of high-performing executives while aligning the interests of our executives with those of our stockholders. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

•	Compensation should foster the long-term focus required for success in our industry.

Setting Executive Compensation

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and equity or annual and long-term incentive compensation. Rather, the Committee reviews competitive information provided by Mercer and management’s recommendations to determine the appropriate level and mix of incentive compensation.

For Named Executives, the Committee generally targets total direct compensation, consisting of base salary, the target annual incentive award and the annual long-term incentive grants, at a level which is designed to be competitive with compensation paid to similarly situated executives of companies comprising a peer group of publicly traded companies that have financial and operating characteristics and service markets similar to ours.

With the assistance of Mercer, the Committee reviews the composition of the peer group periodically to ensure the companies are relevant for comparative purposes. For purposes of setting 2016 compensation, the peer group consisted of the following 14 companies in the construction and engineering, oil and gas equipment and services, electrical transmission and distribution services and environmental and facilities services industries (the “2016 Peer Group”):

Aegion Corporation	Matrix Service Company
Comfort Systems USA	McDermott International
Dycom Industries	MYR Group
Furmanite Corporation*	Northwest Pipe Company
Granite Construction	Sterling Construction Company
Great Lakes Dredge & Dock	Team Inc.
Layne Christensen	Tetra Tech, Inc.

*	Furmanite Corporation was included in the 2016 Peer Group until it was acquired in March 2016.

In selecting the 2016 Peer Group, the Committee considered various peer selection criteria, including: industries in which the company operates, company size (with specific focus on revenue), markets served, market value, market value to revenue ratio, and total assets. In addition, the Committee considered the competitive market for executive talent and gave special consideration to those companies from which we may recruit talent or to which we may lose talent.

2016 Executive Compensation Components

For the fiscal year ended December 31, 2016, the principal components of compensation for our Named Executives were:

•	Base salary;

•	Annual cash incentive awards;

•	Long-term incentive compensation; and

•	Benefits and perquisites.

The chart below illustrates how our compensation design supports our compensation objectives:

Compensation Element	Compensation Objectives	Key Features

Base Salary	• Attract and retain executives by providing a stable income at a level that is consistent with the market and that compensates Named Executives for the day-to-day execution of their primary duties	• Reviewed annually to ensure our compensation is competitive • Salary adjustments based on performance and the market

Annual Cash Incentives

•    Link pay to performance by directly tying bonuses to our business objectives

•    Align management with stockholders’ interests by rewarding achievement of annual performance goals

•    Reinforce corporate values through shared performance objectives

•    Annual performance metrics were reinstated for 2016 (2015 was an entirely discretionary program)

•    Any potential payout contingent on Adjusted EBITDA and ROI performance

•    Target bonus levels for all NEOs were lowered from prior years to reflect recent Company performance

Long-term Incentives

•    Motivate performance by providing an opportunity for executives to share in long-term value creation

•    Link pay to performance and align management with stockholders’ interests by directly tying performance-based payouts to performance of our stock on both an absolute basis and relative to our peers

•    Half of total annual LTI grant to Corporate Executives and 40 percent of total annual grant to Segment Presidents tied to performance

•    Performance-based awards measure absolute and relative stock price performance over three years

•    Service-based awards generally vest over a period of three or four years

Benefits and Perquisites	• Attract and retain individuals by offering market competitive benefits and perquisites	• Reviewed periodically to ensure they are competitive with the market • Minimal amount of perquisites provided

Following is a discussion of the Committee’s considerations in establishing each of the compensation components for the current NEOs.

Base Salary

The level of base salary paid is determined on the basis of performance, experience, job responsibility and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the Named Executives and considers salary adjustments based on individual performance, our overall financial results, competitive position relative to the marketplace, duration of time since the last salary increase and industry merit practices. The Committee uses the independent consultant report with respect to the marketplace in general and the base salaries of executives within the 2016 Peer Group, including amounts budgeted for merit raises within the energy industry, in order to establish base salaries which are competitive in the marketplace.

Mr. Fournier was promoted to the position of Chief Executive Officer effective December 1, 2015 and maintained his previous duties as President and Chief Operating Officer. As part of his promotion, Mr. Fournier’s base salary was increased from $475,000 to $613,000, effective December 1, 2015. However, Mr. Fournier elected to waive the payment of the increase in his base salary for all of 2016 and the $613,000 base salary level has not taken effect as of the date of this proxy statement. The base salary of Mr. Andrew Jack, President of our Canada segment, was increased from CA$320,000 to CA$355,014 effective January 1, 2016 in recognition of Mr. Jack’s excellent personal performance and the strong performance of our Canada segment in 2015 despite very challenging industry conditions. The amount shown in the Summary Compensation Table for Mr. Jack’s salary (US$263,065) is the U.S. dollar equivalent of Mr. Jack’s 2016 base salary, which was calculated based on the average conversion rate for 2016 for Canadian dollars to U.S. dollars. In light of our otherwise disappointing performance in 2015 and as part of our efforts to control our overhead expenses, the base salaries of the other Named Executives were not increased in 2016. The following table shows the base salaries for each of the Named Executives as of December 31, 2015 and 2016 and the percentage change in base salary, if any:

NEO	Base Salary 12/31/15		Base Salary 12/31/16		Percentage Change
Michael Fournier	$475,000	*	$475,000	*	0%
Van Welch	$475,000		$475,000		0%
Johnny Priest	$430,000		$430,000		0%
Harry New	$320,000		$320,000		0%
Andrew Jack	$250,272	**	$263,065	**	5.1%**

*	Mr. Fournier waived the payment of an increase in his base salary to $613,000 that was approved by the Committee concurrent with his promotion to CEO on December 1, 2015 and continued to receive his prior base salary of $475,000 for all of 2016.
**	Based on average exchange rates of CAD to USD for 2015 and 2016, respectively. The percentage change in Mr. Jack’s base salary in Canadian dollars was 10.9%.

Annual Incentive Compensation

Management Incentive Compensation (“MIC”) Program. Annual cash incentive awards for key employees are determined in accordance with our MIC Program, in which each of our Named Executives participates. The award opportunity established for the 2016 MIC Program for our NEOs, as a percent of base salary, was as follows:

NEO	Threshold	Target	Maximum
Michael Fournier	0%	50%	200%
Van Welch	0%	50%	150%
Johnny Priest	0%	50%	150%
Harry New	0%	50%	150%
Andrew Jack	0%	50%	150%

The Committee reinstituted the MIC Program in early 2016, after a one year hiatus for 2015, when annual bonuses were entirely discretionary. The 2016 target bonus award for the NEOs was lowered from 75 percent of base salary (100 percent for the CEO) that was in effect for 2014, to 50 percent of base salary for all NEOs, including the CEO, for 2016. The target MIC Program bonus award was reduced in order to conserve cash while still providing a meaningful incentive to achieve annual performance objectives.

Under the MIC Program, financial and operational performance measures are comprised of threshold, target and maximum performance levels. If a threshold financial or operational measure is not achieved, no amount is paid on an MIC Program award under that financial or operational measure component. The Committee believes that improved financial performance is critical to our future success. Accordingly, for 2016, the Committee chose to use Adjusted EBITDA and Return on Investment, or “ROI,” as the performance measures for our MIC Program at the Corporate level. Information for each performance measure and its weighting in the bonus determination for 2016 follows:

Performance Measure	Rationale/Definition	Weighting
Adjusted EBITDA	Consists of income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization (adjusted for certain unusual items) and is an important measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry	90%

ROI	An important measure for determining the efficiency of our capital management	10%

The Committee discussed the 2016 MIC Program performance measures and goals over the course of several meetings. When determining performance ranges for each goal, the Committee first considered our 2015 performance and the 2016 budget approved by our Board of Directors. The Committee then focused discussions on the appropriate balance between our ability to achieve various performance levels and the appropriate amount of stretch performance to build into each goal and established challenging goals for 2016.

The specific 2016 MIC Program performance measures at the Corporate level were as follows ($ in millions):

Performance Measure	Threshold	Target	Maximum
Adjusted EBITDA	$47.5	$53.0	$71.25
ROI	20%	20%	30%

The Company’s actual Adjusted EBITDA for 2016 was $(2.8) million and the Company’s 2016 ROI was less than zero.

In 2016, the Committee also established Adjusted Business Unit Income performance measures at the segment level for the Segment Presidents. Potential bonus awards to the Segment Presidents were based on an equal weighting between performance at the Corporate level and performance at the segment level. Segment level targets were established for Mr. Priest, who served as President of our Utility T&D segment, Mr. New, who served as President of our Oil & Gas segment and Mr. Jack, who served as President of our Canada segment.

The MIC Program award pool at the Corporate level is funded out of a percentage of Adjusted EBITDA in excess of a threshold amount ($47.5 million in 2016) and at the segment level is funded out of a percentage of consolidated Adjusted Operating Income in excess of a threshold amount ($18.5 million in 2016). If Adjusted EBITDA or Adjusted Operating Income falls below these levels for the performance year, bonuses are not paid on any Corporate level component in the case of Adjusted EBITDA or on any segment level component in the case of Adjusted Operating Income even if other performance goals used to determine bonus awards are satisfied. Adjusted EBITDA at the Corporate level for 2016 was $(2.8) million, which was below the threshold level. Consolidated Adjusted Operating Income for 2016 was also below the threshold level for payment of any segment level performance metrics. Accordingly, no bonuses were paid to the NEOs in respect of the 2016 MIC Program, as shown in the following table.

Name	Threshold Bonus Opportunity	Target Bonus Opportunity	Maximum Bonus Opportunity	Amount Paid
Michael Fournier	$0	$306,500	$1,226,000	$0
Van Welch	$0	$237,500	$712,500	$0
Johnny Priest	$0	$215,000	$645,000	$0
Harry New	$0	$160,000	$480,000	$0
Andrew Jack	$0	$131,533	$394,598	$0

Special Cash Retention Awards. Last year was another challenging year for the energy industry in general and our Company in particular. In light of this environment, smaller than normal annual LTI awards were granted to NEOs in 2016, as discussed under the caption “Long-term Incentive Compensation—2016 Long-term Incentive Awards,” below. Additionally, outstanding LTI awards had diminished retentive value due to our depressed stock price. Taking these considerations into account, the Committee determined that special cash retention awards for the Segment Presidents were necessary to address immediate retention needs. These awards were made in two or three cash payments and were contingent on continued employment by the Segment President through the January, July and/or December 2016 payment dates. If a Segment President had voluntarily resigned prior to a payment date, any portion of the special cash retention award which had not previously been paid would have been forfeited in its entirety. The following table shows the total special cash retention award provided to each of the Segment Presidents in 2016:

Name	Special Cash Retention Award
Johnny Priest	$86,000
Harry New	$64,000
Andrew Jack	$74,715

The Committee approved these cash retention awards in conjunction with the MIC Program awards. As such, the retention awards, when combined with the MIC Program bonuses, were subject to an aggregate cap equal to 150 percent of the Segment Presidents’ respective base salaries. Accordingly, if any of the Segment Presidents had earned an MIC Program bonus at or near the maximum level for 2016, the MIC Program bonus would have been reduced to ensure that the aggregate retention and MIC Program bonus did not exceed 150 percent of the executive’s base salary.

Long-term Incentive Compensation

The Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan (the “2010 Stock Plan”), permits the Committee to grant various long-term incentive awards, including stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, and long-term cash-based awards to Named Executives and our key management employees.

Under the 2016 LTI award program:

•	One-half of the total LTI award to Corporate Executives is performance-based and one-half is service-based.

•	40 percent of the total LTI award to Segment Presidents is performance-based and 60 percent is service-based.

•	The performance period for performance-based awards is three years, with any earned award paid in March of the calendar year following the end of the three-year performance period.

•	Any payouts for performance-based awards are determined solely by the Company’s relative and absolute TSR performance.

2016 Long-term Incentive Awards. In 2016, the Committee granted equity awards in the form of service-based restricted stock and performance-based restricted stock units (“RSUs”), to our Named Executives. Performance-based RSU awards provide an opportunity for the award recipient to receive up to 200 percent of the target number of performance-based RSUs granted if performance is achieved at the maximum level. Performance-based RSUs are only earned if we attain specific TSR results. We measure both relative TSR against our peers and absolute TSR as interdependent measures in determining the performance level achieved and the number of performance-based awards earned. Including absolute TSR ensures that we are delivering value to our stockholders, not simply performing well against our peers. Our relative TSR may rank at the top of our peers; however, if we have not delivered value to our stockholders, awards will be limited. Under this performance evaluation structure, which we refer to as the TSR Performance Matrix, for the three-year period covering calendar 2016 through 2018, a maximum payout is achieved only if we finish the period ranked in the top two companies against our 2016 Peer Group and achieve annualized absolute stock price growth of at least 60 percent from the beginning price for the performance period, which was $2.56. Moreover, if our relative TSR performance places us among the top two companies against our 2016 Peer Group but our stock price does not grow over the performance period above the beginning price of $2.56, then payouts are capped at target.

The following table shows the number of service-based restricted shares and performance-based RSUs awarded in 2016 to each of the NEOs:

Name	Total Shares Awarded (at Target)		Service- Based Restricted Shares Awarded		Performance- Based RSUs Awarded (at Target)
Michael Fournier	125,000	*	0	*	125,000
Van Welch	70,000		35,000		35,000
Johnny Priest	50,000		30,000		20,000
Harry New	50,000		30,000		20,000
Andrew Jack	50,000		30,000		20,000

*	In connection with his promotion to CEO effective December 1, 2015, the Committee awarded Mr. Fournier 125,000 service-based restricted shares, which will vest in equal annual installments over a period of three years. Mr. Fournier did not receive an additional award of service-based restricted shares during 2016.

In light of our low prevailing stock price and the unacceptable level of stockholder dilution that would have resulted from LTI awards commensurate with the grant date value of awards in prior years, the total number of shares of restricted stock and performance-based RSUs awarded to each of the NEOs in 2016 was significantly curtailed. In order to provide a meaningful long-term incentive opportunity, the Committee first determined the grant date fair value of the award that would be appropriate for each executive in light of peer group data and other factors. Then, in order to minimize dilution to our stockholders, the Committee assumed a stock price of $6.00 per share to compute share grants to our NEOs. This assumed stock price was more than double the prevailing stock price at the time of the awards. This methodology resulted in grant date values of the 2016 LTI awards that were less than half the value that the Committee would have awarded but for the dilution concerns.

2014 Long-Term Incentive Awards. The following tables show (i) the TSR Performance Matrix for the three-year period that ended December 31, 2016 and (ii) the target number of performance-based RSUs awarded to our NEOs in 2014, other than Mr. Jack, who did not receive an award of performance-based RSUs in 2014 and Mr. New, who was not employed by the Company during 2014. As shown in the table, no performance-based RSU awards were earned as a result of performance over the 2014-2016 period.

Three-year Period Performance LTI Award – TSR Payout Matrix

Payout as a % of Target Award

Willbros Ranking

Against Peer Group

Rel. TSR Rank (Jan ‘14 to Dec’ 16)
Top 2	100%	100.01% to 125.00%	125.01% to 150.00%	150.01% to 175.00%	175.01% to 200.00%
Rank #3 through #6	50%	50.01% to 100.00%	100.01% to 125.00%	125.01% to 150.00%	150.01% to 175.00%
Rank #7 through #9	25%	25.01% to 50.00%	50.01% to 100.00%	100.01% to 125.00%	125.01% to 150.00%
Rank #10 through #13	0%	00.01% to 25.00%	25.01% to 50.00%	50.01% to 100.00%	100.01% to 125.00%
Rank #14 or more	0%	0%	25%	50%	100%
	0% or Less < or = $8.66	0.01% - 45.00% $8.67 - $12.56	45.01% - 90.00% $12.57 - $16.46	90.01% - 135.00% $16.47 - $20.35	135.01% - 180.00%+ $20.36 - $24.25+

Absolute FY 2014-16 Stock Price Growth Reference Range/Absolute Stock Price for

Period Ending December 2016

Name	Number of Performance-based RSUs Awarded in 2014 (at Target)	Number of Performance- based RSUs Earned
Michael Fournier	26,858	0
Van Welch	25,000	0
Johnny Priest	16,115	0

Retirement and Other Benefits

We have a 401(k) defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our Named Executives, up to a maximum of four percent of salary, in the form of cash. Effective May 1, 2015, we temporarily suspended our safe harbor matching contributions on behalf of each eligible employee, including our Named Executives, who deferred a percentage of his or her compensation to the U.S. 401(k) plan for the 2015 plan year. Company cash contributions to the Registered Retirement Savings Plan for Canadian employees were also suspended as of May 1, 2015. Effective January 1, 2016, we implemented a 50 percent partial reinstatement of our 401(k) matching contributions and our cash contributions under the Canadian plan. Messrs. Welch, Priest and New participate in the 401(k) defined contribution plan and Messrs. Fournier and Jack participate in the Registered Retirement Savings Plan.

Perquisites

We provide our Named Executives with a limited number of perquisites that the Committee believes are reasonable and in line with our overall compensation program and better enable us to attract and retain talented employees for executive positions. The Committee periodically reviews the type and levels of perquisites provided to our Named Executives.

•	We reimbursed Mr. Fournier for his commuting expenses on commercial airlines from Mr. Fournier’s principal residence in Canada to our headquarters in Houston, Texas during 2016. We also reimbursed Mr. Priest for his commuting expenses from his principal residence in South Carolina to the headquarters of our Utility T&D segment in Fort Worth, Texas.

•	We provided Messrs. Fournier and Welch with the use of a corporate apartment in Houston, Texas and Mr. Priest with the use of a corporate apartment in Fort Worth, Texas.

•	We provided Messrs. Priest, Jack and New with assigned Company vehicles during 2016.

•	We provided Messrs. Fournier and Welch with car services during 2016.

The Committee determined that the payment of commuting expenses and housing and auto expenses for certain executives who commute from remote locations was necessary in order to retain the services of these key executives.

Stock Ownership and Retention Policy

In an effort to further align the interests of our executives and directors with our stockholders, the Board of Directors has approved stock ownership guidelines for the executive officers and directors that require them to acquire and retain a significant financial stake in our common stock. The purpose of the policy is to require our executive officers and directors to retain a number of shares equal to substantially all of the after-tax value of their recent awards, while enabling these individuals to dispose of a sufficient number of shares to cover the tax liability associated with the vesting of such shares.

The following table illustrates our stock ownership and retention policy:

	CEO	Other Executive Officers	Non-Employee Directors(1)
Ownership Guideline—Retention Rate:	60 percent(2)	60 percent(3)	60 percent(4)
Retention Rate Based on Total Awards Received in:	Trailing 4 years(2)	Trailing 3 years(3)	Trailing 3 years(4)
Should be Achieved Within:	3 years	3 years	3 years

(1)	The stock ownership and retention policy does not apply to any individual directors who are identified as “Investor Designees” of InfrastruX under the Stockholder Agreement between InfrastruX and us.
(2)	The CEO is expected to own and retain a number of shares of our common stock equal to 60 percent of the total number of stock awards received in the prior four years as long-term incentives.
(3)	All other executive officers are expected to own and retain a number of shares of our common stock equal to 60 percent of the total awards received in the prior three years as long-term incentives.
(4)	Non-employee directors are expected to own and retain a number of shares of our common stock equal to 60 percent of the total awards received in the prior three years.

All of the NEOs are currently in compliance with the stock ownership guidelines.

Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own Willbros securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Policy for Securities Trades specifically prohibits our directors, Named Executives and other employees from engaging in any hedging activities with respect to our securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Willbros securities, our Policy for Securities Trades prohibits directors, Named Executives and other key employees from holding Willbros securities in a margin account or otherwise pledging Willbros securities.

Severance Plans

In 2010, the Board of Directors adopted the Management Severance Plan and the Willbros Group, Inc. 2010 Management Severance Plan for Senior Management (the “Senior Management MSP” and, collectively with the Management Severance Plan, the “U.S. Severance Plans”). The U.S. Severance Plans were adopted to provide assurance of severance benefits for terminated executive employees while better aligning our severance policies with current compensation trends. In 2014, the Board of Directors adopted the Management Severance Plan for Canadian Executives (the “Canadian MSP”) and the Management Severance Plan for Senior Management—Canada (the “Canadian Senior Management MSP” and, collectively with the Canadian MSP and the U.S. Severance Plans, the “Severance Plans”). Messrs. Welch and Priest are participants in the Management Severance Plan. Mr. New is a participant in the Senior Management MSP. Mr. Fournier is a participant in the Canadian MSP and Mr. Jack is a participant in the Canadian Senior Management MSP. Under the Severance Plans, payment of change of control severance benefits is conditioned upon the occurrence of a “double trigger,” in which the executive is terminated not for cause or resigns for “good reason” within one year after a change of control. In addition, the U.S. Severance Plans provide that if the payments and benefits otherwise required under the plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be “cut back” so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Additional information with respect to payments which may be made under the Severance Plans is provided under “Potential Payments Upon Termination or Change in Control – Severance Plans.”

Clawback Policy

In 2012, the Committee adopted a clawback policy, which is intended to be interpreted in a manner consistent with any applicable rules or regulations to be adopted by the SEC or the New York Stock Exchange as contemplated by the Dodd-Frank Act. The policy provides that in the event of an accounting restatement due to material non-compliance with the financial reporting requirements under U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which we are required to prepare an accounting restatement any excess incentive-based compensation awarded as a result of the misstatement.

Compensation Program as it Relates to Risk

We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•	Components of Compensation: We use a mix of compensation elements including base salary, annual incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Annual Incentive: Our MIC Program, which was reinstituted in 2016, does not allow for unlimited payouts. For the 2016 program, annual incentive payments cannot exceed 200 percent of base salary for the CEO and 150 percent of base salary for the other NEOs.

•	Equity Awards: Our long-term incentive awards drive a long-term perspective and typically vest over a period of three or four years. Our performance-based long-term incentive awards are capped and cannot exceed 200 percent of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under annual and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy, our mission, vision and values and the interests of our stockholders.

•	Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws.

•	Stock Ownership and Retention Policy: Our stock ownership and retention policy requires our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with us.

•	Hedging Policy: Our hedging policy requires our senior management to retain the full risks and rewards associated with owning our common stock with respect to all of the shares they are required to retain.

Our compensation program is designed to motivate our Named Executives and other Company officers to achieve business objectives that generate stockholder returns and to encourage behaviors that are consistent with our values.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code places a $1 million per person limitation on the United States tax deduction a U.S. publicly held corporation (or a U.S. subsidiary of a publicly-held corporation) may take for compensation paid in any fiscal year to the Company’s CEO and its three other highest paid executive officers other than the CFO, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code. We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. In order to maintain flexibility to compensate our executive officers in a manner designed to promote long-term corporate goals and objectives, the Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Robert L. Sluder, Chairman Michael C. Lebens Phil D. Wedemeyer

Summary Compensation Table

The following table summarizes the total compensation earned by, or paid or awarded to, each of the named executive officers for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Michael J. Fournier President, Chief Executive Officer and Chief Operating Officer	2016	475,000		—		315,000	—	—	—	90,017	(4)	880,017
	2015	458,565		—		537,500	—	—	—	58,140		1,054,205
	2014	412,500		—		1,351,191	—	—	—	77,302		1,840,993
Van A. Welch Executive Vice President and Chief Financial Officer	2016	475,000		—		162,400	—	—	—	36,631	(5)	674,031
	2015	458,178		—		253,250	—	—	—	27,456		738,884
	2014	461,900		—		1,477,000	—	—	—	9,542		1,948,442
Johnny M. Priest Executive Vice President and President, Utility T&D	2016	430,000		86,000		114,000	—	—	—	39,899	(6)	669,899
	2015	430,000		—		238,350	—	—	—	25,826		694,176
	2014	412,663		—		1,129,763	—	—	—	3,558		1,545,984
Harry W. New Senior Vice President and President, Oil & Gas	2016	320,000		64,000		114,000	—	—	—	13,125	(7)	511,125
	2015	298,256		—		173,450	—	—	—	—		471,706
Andrew M. Jack(8) Senior Vice President and President, Canada	2016	263,065	(9)	74,715	(9)	114,000	—	—	—	22,994	(10)	474,774

(1)	The amounts shown in this column for Messrs. Priest, New and Jack represent retention bonuses that were paid to the three executives.
(2)	These amounts in the Stock Awards column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Amounts have not been adjusted for expected forfeitures. The assumptions used to value the stock awards are included in Note 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts shown do not represent amounts paid to such executive officers.
(3)	The amounts shown for 2016 include contributions by the Company to our 401(k) Plan in the amount of $3,000 for each of Messrs. Welch and New and contributions by the Company to our retirement savings plan for Canadian employees in the amount of $11,557 for Mr. Fournier and $6,324 for Mr. Jack.
(4)	In addition to the item included in footnote (3) above, the amount for Mr. Fournier includes $29,656 of expenses related to a corporate apartment in Houston, Texas paid by the Company and $48,804 of commuting expenses for travel between Houston, Texas and Mr. Fournier’s home in Calgary, Alberta, Canada. For compensation purposes, we calculate the aggregate incremental cost of travel expenses incurred in Canadian dollars based on the average exchange rate in effect for 2016.
(5)	In addition to the item included in footnote (3) above, the amount for Mr. Welch includes $32,431 of expenses related to a corporate apartment in Houston, Texas paid by the Company and payment of car services.
(6)	The amount for Mr. Priest includes expenses related to a corporate apartment in Fort Worth, Texas paid by the Company, commuting expenses for travel between Fort Worth, Texas and Mr. Priest’s home in North Carolina and a leased vehicle.
(7)	In addition to the item included in footnote (3) above, the amount for Mr. New includes a leased vehicle.
(8)	Mr. Jack resigned as Senior Vice President and President, Canada on April 7, 2017.
(9)	The amount shown in the “Salary” column for Mr. Jack represents the U.S. dollar equivalent of Mr. Jack’s salary of CAD$355,014 based on the average exchange rate in effect for 2016. The amount shown in the “Bonus” column for Mr. Jack represents the U.S. dollar equivalent of a total of CAD$105,000 of retention bonuses paid to Mr. Jack based on the exchange rate in effect on the two dates on which the bonuses were paid.

(10)	In addition to the item included in footnote (3) above, the amount for Mr. Jack includes expenses related to a leased vehicle. For compensation purposes, we calculate the aggregate incremental cost of a leased vehicle incurred in Canadian dollars based on the average exchange rate in effect for 2016.

Grants of Plan-Based Awards During 2016

The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2016. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Name_	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael J. Fournier		0	306,500	1,226,000	—	—	—	—	—	—	—
	3/16/16	—	—	—	0	125,000	250,000	—	—	—	315,000
Van A. Welch		0	237,500	712,500	—	—	—	—	—	—	—
	3/16/16	—	—	—	—	—	—	35,000	—	—	74,200
	3/16/16	—	—	—	0	35,000	70,000	—	—	—	88,200
Johnny M. Priest		0	215,000	645,000	—	—	—	—	—	—	—
	3/16/16	—	—	—	—	—	—	30,000	—	—	63,600
	3/16/16	—	—	—	0	20,000	40,000	—	—	—	50,400
Harry W. New		0	160,000	480,000	—	—	—	—	—	—	—
	3/16/16	—	—	—	—	—	—	30,000	—	—	63,600
	3/16/16	—	—	—	0	20,000	40,000	—	—	—	50,400
Andrew M. Jack		0	131,533	394,598	—	—	—	—	—	—	—
	3/16/16	—	—	—	—	—	—	30,000	—	—	63,600
	3/16/16	—	—	—	0	20,000	40,000	—	—	—	50,400

(1)	These stock awards were granted under our 2010 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2016 table below.

Outstanding Equity Awards at Fiscal Year-End for 2016

The following table summarizes the option and stock awards that we have made to our named executive officers, which were outstanding as of December 31, 2016.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Name	Exercisable	Unexercisable
Michael J. Fournier	—	—	—	—	—	123,012	(4)	398,559	125,000	405,000
Van A. Welch	—	—	—	—	—	84,999	(5)	275,397	35,000	113,400
Johnny M. Priest	—	—	—	—	—	56,808	(6)	184,058	20,000	64,800
Harry W. New	—	—	—	—	—	62,500	(7)	202,500	20,000	64,800
Andrew M. Jack	—	—	—	—	—	57,863	(8)	187,476	20,000	64,800

(1)	In 2014, each of the Named Executives other than Messrs. New and Jack received performance-based RSUs for the three-year period ending December 31, 2016. In January 2017, the Compensation Committee confirmed that with respect to the performance-based RSUs for the three year performance period, Messrs. Fournier, Welch and Priest earned 0 shares.
(2)	Based on the closing price of our common stock on December 30, 2016 ($3.24), as reported on the New York Stock Exchange.
(3)	The number of shares shown for the performance-based RSUs with a performance period ending on December 31, 2017 reflects threshold level of performance, for which the payout is zero. The number of shares shown for the performance-based RSUs with a performance period ending on December 31, 2018 reflects target level of performance.
(4)	These shares vest as follows: 7,500 restricted stock units on March 26, 2017; 6,714 restricted stock units on May 20, 2017 and 6,715 restricted stock units on May 20, 2018; 6,250 restricted stock units on each of April 6, 2017, 2018 and 2019; and 41,666 restricted stock units on December 1, 2017 and 41,667 restricted stock units on December 1, 2018.
(5)	These shares vest as follows: 8,333 shares of restricted stock on May 20, 2017; 8,333 shares of restricted stock on each of April 6, 2017 and 2018; 25,000 shares of restricted stock on November 4, 2017; and 8,750 shares of restricted stock on each of March 16, 2017, 2018, 2019 and 2020.
(6)	These shares vest as follows: 4,029 shares of restricted stock on each of May 20, 2017 and 2018; 6,250 shares of restricted stock on each of April 6, 2017, 2018 and 2019; and 7,500 shares of restricted stock on each of March 16, 2017, 2018, 2019 and 2020.
(7)	These shares vest as follows: 3,750 shares of restricted stock on each of January 12, 2017, 2018 and 2019; 3,750 shares of restricted stock on each of April 6, 2017, 2018 and 2019; 10,000 shares of restricted stock on May 14, 2017; and 7,500 shares of restricted stock on each of March 16, 2017, 2018, 2019 and 2020.
(8)	These shares vest as follows: 4,556 restricted stock units on July 1, 2017 and 4,557 restricted stock units on July 1, 2018; 3,750 restricted stock units on each of April 6, 2017, 2018 and 2019; 7,500 restricted stock units on May 14, 2017; and 7,500 restricted stock units on each of March 16, 2017, 2018, 2019 and 2020.

Option Exercises and Stock Vested During 2016

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael J. Fournier	—	—	67,132	172,254
Van A. Welch	—	—	100,023	248,904
Johnny M. Priest	—	—	50,247	157,303
Harry W. New	—	—	17,500	45,288
Andrew M. Jack	—	—	15,806	41,463

(1)	Amounts, if any, reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.
(2)	Amounts reflect the market value of the stock on the day the stock vested.

Potential Payments Upon Termination or Change in Control

The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2016 termination date and, where applicable, using the closing price of our common stock of $3.24 (as reported on the New York Stock Exchange) as of Friday, December 30, 2016. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

Michael J. Fournier

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($613,000)	$0	$0	$0	$1,226,000	(2)	$0	$1,226,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0	(2)	$0	$695,384	(3)	$0
Long-term Incentives
Restricted Stock Units:
Time-based	$0	$0	$0	$398,559	(4)	$0	$398,559	(4)	$398,559	(4)
Performance-based	$0	$0	$0	$135,001	(5)	$0	$486,000	(6)	$135,001	(5)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$5,684	(7)	$0
Total	$0	$0	$0	$1,759,560		$0	$2,811,627		$533,560

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives-Canada, if Mr. Fournier’s employment is terminated other than for cause by us prior to a change of control and prior to December 1, 2018, Mr. Fournier would be entitled to a payment equal to two times the greater of his base compensation immediately before the change in control or on the date of separation from service.

(3)	Under our Management Severance Plan for Executives-Canada, Mr. Fournier would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2014 and December 31, 2016 was $194,442); plus one times his target cash bonus for the year of his termination. His target cash bonus for 2016 under our Management Incentive Compensation Program was one-half his base salary, $306,500.
(4)	Under the award agreements whereby Mr. Fournier was awarded shares of time-based Restricted Stock Units (“RSUs”), he would be entitled to the accelerated vesting of 123,012 RSUs.
(5)	Under the award agreements whereby Mr. Fournier was awarded 176,858 performance-based RSUs, if (i) prior to a change of control, Mr. Fournier’s employment is terminated by us other than for cause, or (ii) Mr. Fournier dies or becomes disabled, in each case on a date which is prior to the end of the performance period, the RSUs would vest pro rata based on the number of months served in relation to the total number of months in the performance period and only to the extent that the performance metric (relative and absolute total stockholder return, or “TSR”) is ultimately satisfied. Based on our relative and absolute TSR for the periods January 1, 2014 to December 31, 2016, January 1, 2015 to December 31, 2016, and January 1, 2016 to December 31, 2016, we have assumed that the payout on the unvested RSUs awarded in 2014 and 2015 will be zero and that he would be entitled to payout on 41,667 of the unvested RSUs awarded in 2016 (target payout prorated for 12 of 36 months served during the performance period).
(6)	Under the award agreements whereby Mr. Fournier was awarded 176,858 performance-based RSUs, if, within one year following a change of control, Mr. Fournier’s employment is terminated by us other than for cause or Mr. Fournier resigns for “good reason,” he would be entitled to the accelerated vesting of all such performance-based RSUs at target. However, in January 2017, the Committee certified that there would be no payout on the performance-based RSUs awarded in 2014. Accordingly, we have assumed that the vesting of only the 150,000 of performance-based RSUs awarded in 2015 and 2016 would be accelerated.
(7)	Under our Management Severance Plan for Executives-Canada, Mr. Fournier would be entitled to continued coverage for 12 months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for 12 months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Van A. Welch(1)

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(2)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($475,000)	$0	$0	$0	$475,000	(3)	$0	$950,000	(4)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$620,834	(4)	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$275,397	(5)	$0	$275,397	(5)	$275,397	(5)
Restricted Stock Units	$0	$0	$0	$37,801	(6)	$0	$194,400	(7)	$37,801	(6)
Benefits and Perquisites:
Post-Termination Health &		$0	$0	$0		$0	$7,758	(8)	$0
Life Insurance Continuation	$0
Total	$0	$0	$0	$788,198		$0	$2,048,389		$313,198

(1)	Mr. Welch’s rights with respect to severance benefits were previously governed by the terms of his employment agreement and our Management Severance Plan for Executives. Mr. Welch’s employment agreement expired on December 31, 2016. At the end of the term of his employment agreement, Mr. Welch was transitioned to the Management Severance Plan for Executives in all respects. The potential payments to Mr. Welch shown in this table are based solely on the payments he would be entitled to receive under the Management Severance Plan for Executives and his existing award agreements.
(2)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.

(3)	Under our Management Severance Plan for Executives, Mr. Welch would be entitled to an amount equal to his annual base compensation.
(4)	Under our Management Severance Plan for Executives, Mr. Welch would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2014 and December 31, 2016 was $191,667); plus one times his target cash bonus for the year of his termination. His target cash bonus for 2016 under our Management Incentive Compensation Program was one-half his base salary, $237,500.
(5)	Under the award agreements whereby Mr. Welch was awarded shares of restricted stock, he would be entitled to the accelerated vesting of 84,999 shares of restricted stock.
(6)	Under the award agreements whereby Mr. Welch was awarded 85,000 performance-based RSUs, if (i) prior to a change of control, Mr. Welch’s employment is terminated by us other than for cause, or (ii) Mr. Welch dies or becomes disabled, in each case on a date which is prior to the end of the performance period, the RSUs would vest pro rata based on the number of months served in relation to the total number of months in the performance period and only to the extent that the performance metric (relative and absolute total stockholder return, or “TSR”) is ultimately satisfied. Based on our relative and absolute TSR for the periods January 1, 2014 to December 31, 2016, January 1, 2015 to December 31, 2016, and January 1, 2016 to December 31, 2016, we have assumed that the payout on the unvested RSUs awarded in 2014 and 2015 will be zero and that he would be entitled to payout on 11,667 of the unvested RSUs awarded in 2016 (target payout prorated for 12 of 36 months served during the performance period).
(7)	Under the award agreements whereby Mr. Welch was awarded 85,000 performance-based RSUs, if, within one year following a change of control, Mr. Welch’s employment is terminated by us other than for cause or Mr. Welch resigns for “good reason,” he would be entitled to the accelerated vesting of all such performance-based RSUs at target. However, in January 2017, the Committee certified that there would be no payout on the performance-based RSUs awarded in 2014. Accordingly, we have assumed that the vesting of only the 60,000 of performance-based RSUs awarded in 2015 and 2016 would be accelerated.
(8)	Under our Management Severance Plan for Executives, Mr. Welch would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Johnny M. Priest

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($430,000)	$0	$0	$0	$430,000	(2)	$0	$860,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$631,092	(3)	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$184,058	(4)	$0	$184,058	(4)	$184,058	(4)
Restricted Stock Units	$0	$0	$0	$21,601	(5)	$0	$145,800	(6)	$21,601	(5)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$8,846	(7)	$0
Total	$0	$0	$0	$635,659		$0	$1,829,796		$205,659

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Executives, Mr. Priest would be entitled to an amount equal to his annual base compensation.

(3)	Under our Management Severance Plan for Executives, Mr. Priest would be entitled to a payment equal to two times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control or on the date of separation from service (the largest annual cash bonus he received between January 1, 2014 and December 31, 2016 was $208,046); plus one times his target cash bonus for the year of his termination. His target cash bonus for 2016 under our Management Incentive Compensation Program was one-half his base salary, $215,000.
(4)	Under the award agreements whereby Mr. Priest was awarded shares of restricted stock, he would be entitled to the accelerated vesting of 56,808 shares of restricted stock.
(5)	Under the award agreements whereby Mr. Priest was awarded 61,115 performance-based RSUs, if (i) prior to a change of control, Mr. Priest’s employment is terminated by us other than for cause, or (ii) Mr. Priest dies or becomes disabled, in each case on a date which is prior to the end of the performance period, the RSUs would vest pro rata based on the number of months served in relation to the total number of months in the performance period and only to the extent that the performance metric (relative and absolute total stockholder return, or “TSR”) is ultimately satisfied. Based on our relative and absolute TSR for the periods January 1, 2014 to December 31, 2016, January 1, 2015 to December 31, 2016, and January 1, 2016 to December 31, 2016, we have assumed that the payout on the unvested RSUs awarded in 2014 and 2015 will be zero and that he would be entitled to payout on 6,667 of the unvested RSUs awarded in 2016 (target payout prorated for 12 of 36 months served during the performance period).
(6)	Under the award agreements whereby Mr. Priest was awarded 61,115 performance-based RSUs, if, within one year following a change of control, Mr. Priest’s employment is terminated by us other than for cause or Mr. Priest resigns for “good reason,” he would be entitled to the accelerated vesting of all such performance-based RSUs at target. However, in January 2017, the Committee certified that there would be no payout on the performance-based RSUs awarded in 2014. Accordingly, we have assumed that the vesting of only the 45,000 of performance-based RSUs awarded in 2015 and 2016 would be accelerated.
(7)	Under our Management Severance Plan for Executives, Mr. Priest would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Harry W. New

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($320,000)	$0	$0	$0	$320,000	(2)	$0	$320,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0		$0	$224,000	(3)	$0
Long-term Incentives
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$202,500	(4)	$0	$202,500	(4)	$202,500	(4)
Restricted Stock Units	$0	$0	$0	$21,601	(5)	$0	$64,800	(6)	$21,601	(5)
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$13,495	(7)	$0
Total	$0	$0	$0	$544,101		$0	$824,795		$224,101

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Senior Executives, Mr. New would be entitled to an amount equal to his annual base compensation.

(3)	Under our Management Severance Plan for Senior Management, Mr. New would be entitled to a payment equal to one times the sum of (i) the greater of his base compensation immediately before the change in control or on the date of separation from service and (ii) the largest annual cash bonus he received in the 36 months before the change in control (Mr. New’s employment commenced January 12, 2015 and he received a $64,000 cash bonus in 2016); plus one times his target cash bonus for the year of his termination. His target cash bonus for 2016 under our Management Incentive Compensation Program was one-half his base salary, $160,000.
(4)	Under the award agreements whereby Mr. New was awarded shares of restricted stock, he would be entitled to the accelerated vesting of 62,500 shares of restricted stock.
(5)	Under the award agreement whereby Mr. New was awarded 20,000 performance-based RSUs, if (i) prior to a change of control, Mr. New’s employment is terminated by us other than for cause, or (ii) Mr. New dies or becomes disabled, in each case on a date which is prior to the end of the performance period, the RSUs would vest pro rata based on the number of months served in relation to the total number of months in the performance period and only to the extent that the performance metric (relative and absolute total stockholder return, or “TSR”) is ultimately satisfied. Based on our relative and absolute TSR for the period January 1, 2016 to December 31, 2016, we have assumed that he would be entitled to payout on 6,667 of the unvested RSUs awarded in 2016 (target payout prorated for 12 of 36 months served during the performance period).
(6)	Under the award agreement whereby Mr. New was awarded 20,000 performance-based RSUs, if, within one year following a change of control, Mr. New’s employment is terminated by us other than for cause or Mr. New resigns for “good reason,” he would be entitled to the accelerated vesting of all such performance-based RSUs at target.
(7)	Under our Management Severance Plan for Executives, Mr. New would be entitled to continued coverage for twelve months for himself and his eligible dependents for health and dental insurance and continued life insurance coverage for twelve months for himself (the total cost for coverage less the amounts paid by him under our plans as an employee).

Andrew M. Jack

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early Retirement	Normal Retirement(1)	Involuntary Not for Cause or Good Reason Voluntary Termination		For Cause Termination	Involuntary or Good Reason Termination (Change in Control)		Death or Disability
Compensation:
Base Salary ($263,065)	$0	$0	$0	$263,065	(2)	$0	$263,065	(2)	$0
Short-term Incentive	$0	$0	$0	$57,760	(2)	$0	$57,760	(2)	$0
Long-term Incentives
Restricted Stock Units:
Time-based	$0	$0	$0	$187,476	(3)	$0	$187,476	(3)	$187,476	(3)
Performance-based	$0	$0	$0	$21,601	(4)	$0	$64,800	(5)	$21,601	(4)
Benefits and Perquisites:
Post-Termination Health & Life Insurance Continuation	$0	$0	$0	$0		$0	$0		$0
Total	$0	$0	$0	$529,902		$0	$573,101		$209,077

(1)	Other than allowing them to participate in ERISA plans we sponsor, we do not provide retirement benefits to senior executives.
(2)	Under our Management Severance Plan for Senior Management-Canada, Mr. Jack would be entitled to an amount equal to his annual base compensation plus an amount equal to the average annual cash bonus he received in the thirty-six month period ending on the date of separation. His average annual cash bonus for the thirty-six month period ending on the date of separation was $57,760.
(3)	Under the award agreements whereby Mr. Jack was awarded 57,863 time-based RSUs, he would be entitled to the accelerated vesting of those 57,863 RSUs.
(4)

Under the award agreement whereby Mr. Jack was awarded 20,000 performance-based RSUs, if (i) prior to a change of control, Mr. Jack’s employment is terminated by us other than for cause, or (ii) Mr. Jack dies or becomes disabled, in each case on a date which is prior to the end of the performance period, the RSUs would vest pro rata based on the number of months served in relation to the total number of months in the performance period and only to the extent that the performance metric (relative and absolute total stockholder return, or “TSR”) is ultimately satisfied. Based on our relative and absolute TSR for the period January 1, 2016 to December 31, 2016, we have assumed that he would be entitled to payout on 6,667 of the unvested RSUs awarded in 2016 (target payout prorated for 12 of 36 months served during the performance period).

(5)	Under the award agreement whereby Mr. Jack was awarded 20,000 performance-based RSUs, if, within one year following a change of control, Mr. Jack’s employment is terminated by us other than for cause or Mr. Jack resigns for “good reason,” he would be entitled to the accelerated vesting of all such performance-based RSUs at target.

Former Employment Agreement. None of our named executive officers currently have an employment agreement with us. The only named executive officer with an employment agreement during 2016 was Van A. Welch. The term of the employment agreement was five years and two months, commencing on November 1, 2011, and ending on December 31, 2016. Mr. Welch notified the Board of Directors on December 24, 2015 in accordance with the employment agreement that he did not intend to negotiate a renewal of the employment agreement at the end of its term. As a result, he was transitioned to the Management Severance Plan for Executives in all respects effective at the end of the term of the employment agreement.

Management Severance Plans.

U.S. Plan for Executives. In October 2010, we established the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Management Severance Plan for Executives”). Messrs. Welch and Priest are participants in this Plan. The initial term of this Plan ended on December 31, 2010. On the last day of the initial term, and on each successive anniversary of such date, the term of this Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.

The Management Severance Plan for Executives provides that a participant whose employment is terminated other than for cause by us or who voluntarily terminates his employment for “good reason” within one year after a change in control of us has occurred, shall be entitled to severance compensation equal to:

•	200 percent of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment;

•	200 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred;

•	the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of us; and

•	the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by us immediately prior to the participant’s termination.

“Good reason” means, generally, a reduction in the participant’s annual base compensation, a relocation of the participant’s place of employment by 50 or more miles, a significant reduction in the nature or scope of a participant’s authorities or duties or a successor company’s failure to honor this Plan.

The Management Severance Plan for Executives provides that a participant whose employment is terminated other than for cause by us prior to a change in control shall be entitled to severance compensation equal to 100 percent of the participant’s base salary in effect on the date of the termination of employment.

The Management Severance Plan for Executives provides that if the payments and benefits otherwise required under this Plan would constitute an “excess parachute payment” under the Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

During the term of the Management Severance Plan for Executives and for a period of one year following the termination of employment of a participant, regardless of the reason for the termination, such participant is prohibited from, among other things, competing with the businesses of the Company or its affiliates, causing or attempting to cause any employee, director or consultant of the Company or its affiliates to terminate his relationship with the Company or such affiliate, or soliciting business from established customers of the Company or such affiliate. This Plan also requires, among other things, a participant to keep our trade secrets and proprietary information confidential, restricts the participant from disparaging or criticizing us and restricts us from disparaging or criticizing the participant.

U.S. Plan for Senior Management. In October 2010, we established the Willbros Group, Inc. 2010 Management Severance Plan for Senior Management (the “MSP for Senior Management”). Mr. New is a participant in this Plan. The initial term of the MSP for Senior Management ended on December 31, 2010. On the last day of the initial term, and on each successive anniversary of such date, the term of the MSP for Senior Management is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. The MSP for Senior Management provides severance compensation substantially equivalent to the benefits described above for certain executive officers under the Management Severance Plan for Executives, except that the 200 percent payments described above relating to a change in control of us shall only be 100 percent.

Canadian Plan for Executives. In October 2014, we established the Willbros Group, Inc. Management Severance Plan for Executives—Canada (as amended, the “Canadian MSP for Executives”). Mr. Fournier is a participant in this Plan. The initial term of the Canadian MSP for Executives ended on December 31, 2014. On the last day of the initial term, and on each successive anniversary of such date, the term of the Canadian MSP for Executives is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. The Canadian MSP for Executives provides severance compensation substantially equivalent to the benefits described above for certain executive officers under the Management Severance Plan for Executives, except that (a) a participant whose employment is terminated other than for cause by us prior to a change in control and before December 1, 2018 will be entitled to severance compensation equal to 200% of the participant’s annual base salary in effect on the date of the termination of employment and (b) a participant whose employment is terminated other than for cause by us prior to a change in control and on or after December 1, 2018 will be entitled to severance compensation equal to 100% of the participant’s annual base salary in effect on the date of the termination of employment and 100% of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the termination of employment. We have waived Mr. Fournier’s compliance with the non-competition provisions of the Canadian MSP for Executives and the Management Severance Plan for Executives in the event that Mr. Fournier voluntarily leaves us on or after December 1, 2018.

Canadian Plan for Senior Management. In October 2014, we established the Willbros Group, Inc. Management Severance Plan for Senior Management – Canada (the “Canadian MSP for Senior Management”). Mr. Jack is a participant in this Plan. The initial term of the Canadian MSP for Senior Management ended on December 31, 2014. On the last day of the initial term, and on each successive anniversary of such date, the term of the Canadian MSP for Senior Management is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. The Canadian MSP for Senior Management provides severance compensation to a participant whose employment is terminated other than for cause by us equal to 100% of the participant’s annual base salary in effect on the date of the termination of employment and 100% of the participant’s average annual cash bonus received during the 36-month period ending on the date of the termination of employment.

2010 Stock Plan. Under our 2010 Stock Plan, all outstanding awards become fully exercisable and free of all restrictions, and, in the case of performance-based awards, the target payout opportunity shall be deemed to be fully earned, in the event of a change of control of us, as defined in such plan, unless otherwise provided in the award agreement or specifically prohibited by law or by the rules and regulations of any national securities exchange. However, no accelerated vesting, lapsing of restrictions or payment of awards will occur if the Compensation Committee reasonably determines in good faith before the occurrence of a change of control that the award will be honored or assumed, or new rights substituted for the award by any successor, and the alternative award:

•	will be based on stock that will be publicly traded in any established U.S. trading market;

•	provides the participant with rights and terms that are substantially equivalent or superior to the rights and terms of the existing award;

•	will have at least substantially equivalent economic value to the existing award; and

•	provides for accelerated vesting if the participant is terminated without cause or constructively terminated within one year after the change of control.

Compensation Committee Interlocks and Insider Participation

During 2016, the Compensation Committee was composed of Robert L. Sluder, Michael C. Lebens and Phil D. Wedemeyer, all of whom are independent directors. During 2016, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. The Compensation Committee uses Mercer to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairman fees, stock-based compensation and total compensation. In addition, Mercer also provides from time to time market information on the number of independent directors, number and types of committees, number of board and committee meetings, and types of equity vehicles used based on competitive peer group practices. Mercer compares each element of compensation against a peer group of publicly-traded companies using data collected from proxy statement filings and several industry compensation surveys.

Cash Compensation

Non-employee directors are compensated as follows:

•	the Chairman of the Board of Directors, if a non-employee director, receives an annual retainer fee of $137,500;

•	each non-employee director, other than the Chairman of the Board, receives an annual retainer fee of $75,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended in person;

•	each non-employee director receives a fee of $750 for each Board meeting attended via telephone conference connection;

•	each non-employee director receives a fee of $1,500 for each committee meeting attended on which he serves, with the exception of the Executive Committee for which no fees are paid;

•	each non-employee director receives a fee of $750 for each committee meeting attended on which he serves via telephone conference connection, with the exception of the Executive Committee for which no fees are paid;

•	the chair of the Audit Committee of the Board receives an annual retainer fee of $20,000; and

•	the chair of each of the Compensation Committee and Nominating/Corporate Governance Committee of the Board receives an annual retainer fee of $10,000.

Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.

Amended and Restated 2006 Director Restricted Stock Plan

We currently have a director stock plan that generally provides for the award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 750,000 shares of our common stock are available for issuance under this plan. Under this plan:

•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made to each non-employee director on the first business day following the annual meeting of stockholders during the period of such director’s incumbency.

In the case of an initial award, the number of shares represented by the award will equal $75,000, divided by the fair market value of a share of our common stock on the date of the award and prorated based upon the number of days of service between the non-employee director’s effective date of appointment to the Board and the first annual award.

In the case of an annual award, the number of shares represented by the award will equal $75,000, or $137,500 in the case of the Chairman of the Board who is a non-employee director, divided by the fair market value of a share of our common stock on the date of the award.

The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change in control of us (as defined in this plan).

Director Compensation Table for 2016

The following table summarizes the compensation paid by us to our directors during the year ended December 31, 2016. Mr. McNabb retired as a director on June 1, 2016. Mr. DiPaolo resigned as a director on February 8, 2017. Mr. Gates became a director on February 8, 2017.

Name (1)	Fees Earned or Paid in Cash ($)(2)(3)		Stock Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Edward J. DiPaolo	173,830		12,611		—	—	—	—		186,441
W. Gary Gates	—		—		—	—	—	—		—
Michael C. Lebens	156,330	(4)	12,611	(4)	—	—	—	—		168,941
Daniel E. Lonergan	154,080	(4)	12,611	(4)	—	—	—	—		166,691
John T. McNabb, II	67,000		—		—	—	—	62,500	(5)	129,500
Robert L. Sluder	168,580		12,611		—	—	—	—		181,191
Phil D. Wedemeyer	184,580		12,611		—	—	—	—		197,191
S. Miller Williams	244,604	(6)	23,121	(6)	—	—	—	—		267,725

(1)	Michael J. Fournier is not included in this table as he was an officer and employee during his service as a director during 2016 and thus received no compensation for service as a director. Please refer to the Summary Compensation Table for a description of Mr. Fournier’s compensation in fiscal 2016.
(2)	Amounts represent annual retainer fees for non-employee directors and the chairman of each committee as well as payments for meeting fees for Board and Committee meetings.
(3)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The dollar amount equals the number of restricted shares granted on each date multiplied by the stock price on the corresponding date of grant. Vesting is not contingent on specific performance measures. Amounts have not been adjusted for expected forfeitures. As of December 31, 2016, each director had the following aggregate number of shares of restricted stock outstanding: W. Gary Gates: -0-; Edward J. DiPaolo: 4,304; Michael C. Lebens: -0-; Daniel E. Lonergan: -0-; John T. McNabb, II: -0-; Robert L. Sluder: 4,304; Phil D. Wedemeyer: 4,304; and S. Miller Williams: 7,891. On June 2, 2016, each of Messrs. DiPaolo, Sluder and Wedemeyer were granted an annual award of 4,304 shares of restricted stock with a grant date fair value, computed in accordance with ASC Topic 718, of $12,611. On June 2, 2016, Mr. Williams was granted an annual award of 7,891 shares of restricted stock having a grant date fair value of $23,121. As further discussed in footnote 4 below, Mr. Lonergan, as an employee, and Mr. Lebens, as a retired employee and current member of the Board of Stakeholders, of an affiliate of InfrastruX Holdings, LLC, each assigned their award of 4,304 restricted shares under the 2006 Director Restricted Stock Plan having a grant date fair value of $12,611 to InfrastruX Holdings, LLC.

Under the 2006 Director Restricted Stock Plan, non-employee directors receive an annual award of shares of restricted stock equal to $75,000 or $137,500 in the case of Chairman of the Board who is a non-employee director. During 2016, there were not enough shares available under this plan to grant these awards in full, so the non-employee directors received the balance in cash, which amounts are reflected in the “Fees Earned or Paid in Cash” column. The non-employee directors received the number of shares set forth above and each of Messrs. DiPaolo, Lebens, Lonergan, Sluder and Wedemeyer received $61,830 in cash and Mr. Williams received $113,354 in cash. As further discussed in footnote 4 below, each of Messrs. Lonergan and Lebens assigned this cash to InfrastruX.

(4)	Messrs. Lebens and Lonergan serve on the Board of Directors as designees of InfrastruX, pursuant to a Stockholder Agreement. Messrs. Lebens and Lonergan are required to assign, and have assigned, to InfrastruX any and all cash retainers and stock awards payable to them as a result of their service on the Board of Directors. Accordingly, all compensation shown in this table, which is payable to Messrs. Lebens and Lonergan, including 4,304 shares of restricted stock awarded in 2016 to each of Messrs. Lebens and Lonergan, has been assigned to InfrastruX.
(5)	In conjunction with his retirement as Chairman of the Board and Chief Executive Officer on November 30, 2015, Mr. McNabb entered into a consulting agreement with us covering the six-month period from December 1, 2015 to June 1, 2016, pursuant to which he provided consulting services to ensure a smooth transition of the Chief Executive Officer role to Mr. Fournier and was paid $12,500 per month.
(6)	Mr. Williams, who became the non-executive Chairman of the Board effective December 1, 2015, waived until July 1, 2016, the fixed cash portion of his increase in compensation over his fixed cash portion of his compensation prior to becoming non-executive Chairman. He also waived any additional stock compensation for the period from December 1, 2015 through June 1, 2016, as a result of his increase in compensation by being elected Chairman.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)
Equity compensation plans approved by security holders	887,010	(1)	—	968,367
Equity compensation plans not approved by security holders	—		—	—

Total	887,010			968,367	(2)

(1)	Represents shares subject to restricted stock rights/units which include (a) the earned portion of certain 2014 long-term cash incentive awards payable in stock, (b) the unearned portion of other performance-based RSUs, for which performance has not yet been determined at December 31, 2016 and assuming that target level performance is achieved and (c) any service-based restricted stock rights/units.
(2)	Represents the total number of shares available for issuance under (a) our 2010 Stock Plan pursuant to stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards and (b) our 2006 Director Restricted Stock Plan pursuant to restricted stock or restricted stock rights. Of the 933,650 shares available for issuance under our 2010 Stock Plan, all may be awarded as restricted stock, restricted stock units, performance shares or units, cash-based awards or other stock-based awards. All 34,717 shares available for issuance under our 2006 Director Restricted Stock Plan may be awarded as restricted stock or restricted stock rights.

REPORT OF THE AUDIT COMMITTEE

Securities and Exchange Commission rules require that Willbros’ proxy statement contain a report of its audit committee. Management has the primary responsibility for preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”), establishing and maintaining internal controls over financial reporting and evaluating the effectiveness of such internal controls over financial reporting. Our independent registered public accounting firm for fiscal 2016, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and for expressing an opinion on the conformity of the financial statements with GAAP. Our independent registered public accounting firm is also responsible for auditing our internal controls over financial reporting in accordance with such standards and for expressing an opinion on our internal controls over financial reporting.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process and the audits of our consolidated financial statements and our internal controls over financial reporting. In this regard, the Audit Committee meets periodically with management, our internal auditor and our independent registered public accounting firm. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. As part of fulfilling this responsibility, the Audit Committee engages in an annual evaluation of, among other things, our independent registered public accounting firm’s qualifications, competence, integrity, expertise, performance, independence and communications with the Audit Committee, and whether our independent registered public accounting firm should be retained for the upcoming year’s audit. The Audit Committee discusses with our internal auditor and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with our internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee reviews significant audit findings together with management’s responses thereto. The Audit Committee performs other activities throughout the year, in accordance with the responsibilities of the Audit Committee specified in the Audit Committee’s charter.

In its oversight role, the Audit Committee reviewed and discussed our audited consolidated financial statements and our internal controls over financial reporting with management and with PricewaterhouseCoopers. Management and PricewaterhouseCoopers indicated that our consolidated financial statements as of and for the year ended December 31, 2016 were fairly stated in accordance with GAAP and that our internal controls over financial reporting were effective as of December 31, 2016. The Audit Committee discussed with PricewaterhouseCoopers and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality, not just the acceptability, of our consolidated financial statements and management’s financial reporting process. The Audit Committee and PricewaterhouseCoopers also discussed any issues deemed significant by PricewaterhouseCoopers or the Audit Committee, including the matters required to be discussed pursuant to PCAOB Auditing Standard 1301, the rules of the SEC and other applicable regulations.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with PricewaterhouseCoopers the issue of its independence from us and has concluded that PricewaterhouseCoopers is independent.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Phil D. Wedemeyer, Chairman

Daniel E. Lonergan

W. Gary Gates (effective February 8, 2017)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholder Agreement

In March 2010, in connection with the acquisition of InfrastruX Group, Inc., we entered into a Stockholder Agreement with InfrastruX Holdings, LLC (the “Investor”), which was amended in April 2011 and amended and restated in March 2015 (as amended and restated, the “Stockholder Agreement”). In February 2017, we and the Investor entered into a Stockholder Agreement Consent and Waiver (the “Consent and Waiver”). The Stockholder Agreement (i) establishes certain restrictions on transfer with respect to any shares of our common stock beneficially owned by the Investor and (ii) provides for certain corporate governance and registration rights. The Audit Committee, with Mr. Lonergan abstaining, has approved the Stockholder Agreement in compliance with the Audit Committee charter provisions for review, approval or ratification of related person transactions discussed below. The Board of Directors, with Messrs. Lebens and Lonergan abstaining, approved the Consent and Waiver.

Board of Directors. The Stockholder Agreement required that, on the closing date of the acquisition (the “Closing Date”), we would increase the size of our Board of Directors from eight to ten members, and that the Board of Directors would appoint Alan B. Levande and Daniel E. Lonergan to fill the newly created vacancies (each, an “Investor Designee” and, together with any other directors who may be designated by the Investor, the “Investor Designees”). Upon the expiration of Mr. Levande’s term at the 2011 Annual Meeting, the Board appointed Michael C. Lebens who, along with Mr. Lonergan, serve as the Investor Designees. The Investor is entitled to designate two Investor Designees as long as the Investor and any affiliate transferees of the Investor (collectively, the “Investor Group”) beneficially own all of the shares of our common stock received in connection with the acquisition (the “Initial Shares”). After such time when the Investor Group no longer beneficially owns all of the Initial Shares, the Investor will have the right to (i) two Investor Designees, as long as the Investor Group beneficially owns at least 15 percent of all shares of our common stock then outstanding, excluding any issuance of shares on or after April 1, 2011, to any former, current and future officers, directors and employees of the Company or its affiliates (“Excluded Shares”), and (ii) one Investor Designee, as long as the Investor Group beneficially owns at least five percent but less than 15 percent of all shares of our common stock then outstanding, excluding the Excluded Shares. However, pursuant to the Consent and Waiver, we waived the provisions of the Stockholder Agreement insofar as they would require the immediate resignation of one or more Investor Designees as a result of the transfer of shares by the Investor Group.

Any Investor Designees who are designated by the Investor must qualify as independent directors under applicable New York Stock Exchange listing standards and federal securities laws and regulations, and any categorical standards for independence used by the Board of Directors for determining independence, and be reasonably acceptable to the Nominating/Corporate Governance Committee of the Board. For as long as the Investor is entitled to designate at least one person to the Board of Directors, the Stockholder Agreement provides that the Company will not increase or decrease the size of the Board without the approval of each Investor Designee then serving on the Board.

Voting Provisions. The Stockholder Agreement provides that, as long as the Investor Group beneficially owns at least 10 percent of all shares of our common stock then outstanding, the Investor Group will vote all of its shares of Company common stock in support of the Board of Directors’ slate of directors, and be present, in person or by proxy, at all meetings of stockholders of the Company so that all of the shares beneficially owned by the Investor Group may be counted for purposes of determining the presence of a quorum. The Investor has also agreed that no member of the Investor Group will grant any proxies with respect to the shares of our common stock owned by it, other than to us, our designee or another member of the Investor Group, or deposit any shares of our common stock into a voting trust or subject any of such shares to any similar arrangement, other than with respect to another member of the Investor Group.

Standstill Provisions. Pursuant to the Stockholder Agreement, until the date that is six months after the date on which the Investor is no longer entitled to designate at least one Investor Designee, the Investor has agreed that neither it nor any member of the Investor Group will directly or indirectly acquire or agree to acquire any shares of our common stock that would result in an increase in the percentage interest held by the Investor Group above the percentage held by the Investor Group on the Closing Date. In addition, the Investor agreed that neither it nor any member of the Investor Group will take certain actions, including the solicitation of proxies to vote in any election contest with respect to the Company or initiate or induce any other person to initiate any stockholder proposal.

Transfer Restrictions. Under the Stockholder Agreement, the Investor may freely sell any of their shares, provided that, without our consent, which consent not to be unreasonably delayed or withheld, the Investor may not sell, in one transaction or a series of related private transactions, five percent or more of the then-outstanding shares of our common stock to any one transferee or related group of transferees. Pursuant to the Consent and Waiver, for the period ending June 1, 2019, we have consented to the transfer by the Investor of five percent or more of our outstanding shares to one or more transferees or related group of transferees provided that any such transfers are to one or more affiliates of the Investor or constitute an in-kind distribution of shares to the ultimate beneficial owners of the Investor or Investor Group.

Registration Rights. We have agreed to file a registration statement with the SEC which will be available for the resale of all shares of common stock acquired by the Investor in the acquisition (the “Investor Shares”). The Investor Group may elect to sell shares under such registration statement in an underwritten public offering. In addition, the Stockholder Agreement provides the Investor Group with certain “piggyback” registration rights, pursuant to which the Investor Group may elect to participate in an underwritten public offering of our common stock initiated by us or another Willbros stockholder.

Transactions with KKR Credit Advisors (US) LLC and Affiliates

On March 31, 2015, we entered into the First Amendment to the Credit Agreement (the “First Amendment”), by and among us, as borrower, certain subsidiary guarantors party thereto, the lenders party thereto (the “Lenders”), KKR Credit Advisors (US) LLC (“KKR Credit US”), as arranger, and JPMorgan Chase Bank, N.A., as administrative agent, which amends our term credit agreement dated as of December 15, 2014 (the “Term Credit Agreement”). On September 28, 2015, March 1, 2016, July 26, 2016 and March 3, 2017, we further amended the Term Credit Agreement (together with the First Amendment, the “Term Credit Agreement Amendments”). The Term Credit Agreement Amendments, among other things, suspend compliance with certain covenants for the calculation periods ending December 31, 2014 through June 30, 2017 (the “Covenant Suspension Period”) and provides that any failure by the Company to comply with such financial covenants during the Covenant Suspension Period will not be deemed to result in a default or event of default under the Term Credit Agreement. The Board of Directors, including all members of the Audit Committee, approved the Term Credit Agreement Amendments.

Subscription Agreement. In consideration for the covenant relief described above and the other terms and provisions of the First Amendment, on March 31, 2015, we entered into a Subscription Agreement (the “Subscription Agreement”) for the issuance of 10,125,410 shares (the “Common Shares”) of our common stock to the subscribers listed therein (the “Subscribers”), in a private placement. The Common Shares were issued on March 31, 2015, contemporaneously with the execution of the Subscription Agreement. As a result of this transaction, the Subscribers are now considered “related persons” within the meaning of the SEC’s rules and regulations.

Board of Directors Observer and Representation Right. Pursuant to the First Amendment, the Lenders holding more than 50 percent of the sum of the aggregate principal amount of the loans outstanding under the Term Credit Agreement (the “Majority Lenders”) may designate one representative (an “Observer”) reasonably acceptable to the Nominating/Corporate Governance Committee of our Board of Directors to attend and observe (but not vote) at all meetings of the Board of Directors and any committee thereof. Additionally, upon prior written notice from the Majority Lenders to the Company and the Board of Directors, we are required to take all appropriate action under our organizational documents to expand the Board of Directors by one board seat (unless there is an existing vacancy on the Board of Directors), and to fill such new seat or existing vacancy with a designee nominated by the Majority Lenders who is reasonably acceptable to the Nominating/Corporate Governance Committee of the Board (the “Lender Designee”). If the Majority Lenders designate a Lender Designee, the Majority Lenders’ right to designate an Observer ceases while any such Lender Designee is serving as a member of the Board of Directors. If KKR Credit US and its affiliates cease to hold at least five percent of the outstanding shares or our common stock, Majority Lenders’ rights to designate an Observer or Lender Designee will terminate. The Majority Lenders have exercised their right to designate an Observer.

Registration Rights. In connection with the private placement of the Common Shares described above, on March 31, 2015, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Subscribers and KKR Credit US, as the representative of the Subscribers thereunder. If at any time we propose to register shares of common stock in connection with a public offering of common stock, we are required to use our reasonable best efforts to cause to be registered on the related registration statement all of the Common Shares that any Subscriber or permitted transferee requests to be included in such public offering (commonly referred to as “piggyback” registration rights). Additionally, the Registration Rights Agreement gives KKR Credit US “demand registration” rights, pursuant to which KKR Credit US may request that the Company file a registration statement to register the Common Shares then owned by the Subscribers (or their permitted transferees). KKR Credit US may request up to a total of four demand registrations and the value of Common Shares that may be offered for sale by the Subscribers (or their permitted transferees) in connection with any registered demand offering must be at least $5 million.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter provides that our Audit Committee shall review and approve or ratify any transaction between us and a related person, which is required to be disclosed under the rules of the Securities and Exchange Commission. For purposes of this requirement, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Any Audit Committee member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting such approval or ratification; provided, however, that such member may be counted in determining the presence of a quorum at a meeting of the Audit Committee which considers the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2016.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2016, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with to our knowledge, except that, due to administrative errors, (i) Van A. Welch filed two reports one day late, each covering one transaction, and one report two days late, covering one transaction, (ii) Johnny M. Priest filed one report two days late, covering one transaction, (iii) Harry W. New filed one report two days late, covering one transaction, (iv) Andrew M. Jack filed one report two days late, covering one transaction, (v) Geoffrey C. Stanford filed two reports one day late, each covering one transaction, and one report two days late, covering one transaction, and (vi) Linnie A. Freeman filed one late report, covering one transaction.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on June 1, 2017:

Stockholders may view this proxy statement, our form of proxy and our 2016 Annual Report to Stockholders over the Internet by accessing our website at http://www.willbros.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Linnie Freeman
Senior Vice President, General Counsel,
Chief Compliance Officer and Secretary

April 27, 2017

Houston, Texas

EXHIBIT A

Proposed Amendment to Certificate of Incorporation

of Willbros Group, Inc.

to Declassify the Board of Directors

The text of Article Fifth of our Certificate of Incorporation as it is proposed to be amended. Additions to our current Certificate of Incorporation are indicated by underlining and deletions to our current Certificate of Incorporation are indicated by strike-outs.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors in accordance with the following:

(a) The number of directors constituting the entire Board of Directors shall be not less than three (3) directors, nor more than twelve (12) directors, the exact number within such limits to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, provided however, that the number of directors shall not be reduced so as to shorten the term of any director at that time in office.

(b) Immediately following the effective time of the merger (the “Merger”) of Willbros Merger, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, with and into Willbros Group, Inc., a Republic of Panama corporation, and until the 2019 annual meeting of stockholders, the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III. All classes shall be as nearly equal in number as possible, and no class shall include less than one (1) director. ~~Directors shall be assigned to each class in accordance~~Commencing with ~~a resolution or resolutions adopted by~~ the ~~Board of Directors as constituted immediately prior to the effective time of the Merger. The term of office of the initial Class I directors shall expire at the first~~2017 annual meeting of stockholders ~~following the effective time of the Merger; the term of office of the initial Class II directors shall expire at the next succeeding annual meeting of stockholders; and the term of office of the initial Class III directors shall expire at the second succeeding annual meeting of stockholders. At each annual meeting of stockholders after such initial classification~~, directors to replace those whose terms expire at ~~such~~each annual meeting shall be elected to hold office ~~until the third succeeding annual meeting.~~for a term expiring at the next annual meeting of stockholders. The division of directors into classes shall terminate at the 2019 annual meeting of stockholders. Each director shall hold office until the expiration of that director’s term and until that director’s successor is elected and qualifies or until that director’s earlier death, resignation or removal. If the number of directors is changed in accordance with the terms of this Certificate of Incorporation prior to the 2019 annual meeting of stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal in number as possible.

(c) Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director so chosen shall hold office until such director’s successor is elected and qualifies, and if the Board of Directors at such time is classified, until the next election of the class for which such director shall have been chosen ~~and until such director’s successor shall be elected and shall qualify~~, or until such director’s earlier death, resignation or removal.

(d) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), (i) prior to the 2019 annual meeting of stockholders, any director or the entire Board of Directors may be removed at any time by the affirmative vote of a majority of the outstanding shares of stock of the Corporation entitled to vote on that matter, but only for cause~~.~~ and (ii) from and after the 2019 annual meeting of stockholders, any director or the entire Board of directors may be removed at any time by the affirmative vote of a majority of the outstanding shares of stock of the Corporation entitled to vote on that matter, with or without cause.

A-1

(e) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto (including the resolutions adopted by the Board of Directors pursuant to Article FOURTH~~), and such directors so elected shall not be divided into classes pursuant to paragraph (b) of this Article FIFTH unless expressly provided by such terms.~~).

(f) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any proposal to amend or repeal, or adopt any provision inconsistent with, this Article FIFTH or any provision of this Article FIFTH shall require the affirmative vote of the holders of 75% or more of the outstanding shares of stock of the Corporation entitled to vote on such matter.

A-2

EXHIBIT B

CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS

WHEN DETERMINING DIRECTOR INDEPENDENCE

A Director will not be independent if:

(i) The Director is, or has been within the last three years, an employee of the Company;

(ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;

(iii) The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);

(iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm who personally works on the Company’s audit; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company’s consolidated gross revenue; or

(vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1,000,000 or two percent of such tax exempt organization’s consolidated gross revenue.

For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.

Unless otherwise determined by the Board of Directors, a Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

B-1

EXHIBIT C

Willbros Group, Inc.

2017 Stock and Incentive Compensation Plan

Article 1.

Establishment, Purpose, and Duration

1.1 Establishment of this Plan. Willbros Group, Inc., a Delaware corporation (the “Company”), establishes an incentive compensation plan to be known as the 2017 Stock and Incentive Compensation Plan (this “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Stock-Based Awards.

This Plan shall become effective, if approved by the Board and stockholders, on June 1, 2017 (the “Effective Date”) and shall remain in effect as provided in Section 1.3 of this document.

1.2 Purpose of this Plan. The purpose of this Plan is to promote the success and enhance the value of the Company and Affiliates by linking the personal interests of the Participants to those of the Company’s stockholders, and by providing Participants with an incentive for outstanding performance.

This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants on whose judgment, interest, and special effort the successful conduct of its operations are largely dependent.

1.3 Duration of this Plan. This Plan shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

1.4 Successor Plan. This Plan shall serve as the successor to the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan, as amended, and the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan, as amended (collectively, the “Predecessor Plans”), and no further grants shall be made under the Predecessor Plans from and after the Effective Date of this Plan.

Article 2.

Definitions

Whenever used in this Plan, the following terms shall have the meaning set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Affiliate” shall have the meaning given to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, with reference to the Company, and shall also include any corporation, partnership, joint venture, limited liability company, or other entity in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined Voting Power of such corporation or of the capital interest or profits interest of such partnership or other entity.

“Award” means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Stock-Based Awards, in each case subject to the terms of this Plan.

“Award Agreement” means either (a) a written agreement entered into by the Company or an Affiliate and a Participant setting forth the terms and provisions applicable to Awards granted under this Plan, or (b) a written statement issued by the Company or an Affiliate to a Participant describing the terms and provisions of such Award.

“Beneficial Owner” or “Beneficial Ownership” shall have the meaning given to that term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Cash-Based Award” means an Award granted under Article 10, the value of which is denominated in cash as determined by the Committee and which is not any other form of Award described in this Plan.

“Cause” unless otherwise specified in the Award Agreement, means (a) the willful failure by the Participant to perform substantially the Participant’s duties as an Employee (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (b) the Participant’s engaging in serious misconduct that is injurious to the Company or any Affiliate in any way, including, but not limited to, by way of damage to their respective reputations or standings in their respective industries, (c) the Participant’s having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony, or (d) the breach by the Participant of any written covenant or agreement with the Company or any Affiliate not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Affiliate or not to compete or interfere with the Company or any Affiliate.

“Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total Voting Power of all the then outstanding Voting Securities;

(b) any Person purchases or otherwise acquires under a tender offer, securities of the Company representing fifty percent (50%) or more of the total Voting Power of all the then outstanding Voting Securities;

(c) individuals who, as of the Effective Date, constitute the Board of Directors (together with any new directors whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors on the Effective Date or whose election or nomination for election was previously so approved but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) cease for any reason to constitute a majority of the members of the Board of Directors;

(d) the consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into Voting Securities of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), at least sixty percent (60%) of the total Voting Power represented by the Voting Securities of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; or

(e) the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any Person.

With respect to an Award that is a nonqualified deferred compensation arrangement within the meaning of Code Section 409A, in no event will a Change of Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Committee may, in its sole discretion and without a Participant’s consent, amend the definition of “Change of Control” in an Award Agreement to conform to the definition of “Change of Control” under Code Section 409A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

“Code Section 409A” means Section 409A of the Code, Treasury regulations thereunder and applicable guidance from the Internal Revenue Service.

“Committee” means the Compensation Committee of the Board of Directors, or any other duly authorized committee of the Board appointed by the Board to administer this Plan. To the extent applicable or necessary to qualify an Award for favorable treatment under the Code or Exchange Act, the Committee shall have at least two members, each of whom shall be (a) a Non-Employee Director who shall also satisfy all of the requirements of the definition of “Non-Employee Director” set forth in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, (b) an Outside Director, and (c) an “independent director” within the meaning of the listing requirements of any exchange on which the Company is listed.

“Company” means Willbros Group, Inc., a Delaware corporation, and any successor thereto as provided in Article 17.

“Constructively Terminated” means, unless otherwise specified in the Award Agreement, a voluntary termination of employment by an Employee within ten (10) business days after any of the following actions by the Company, Affiliate, or person acting on behalf of either:

(a) Requiring the Employee to be based as his/her regular or customary place of employment at any office or location more than fifty (50) miles from the location at which the Employee performed his/her duties immediately before the Change of Control, or in a state other than the one in which the Employee performed his/her duties immediately before the Change of Control, in each case except for travel reasonably required in the performance of the individual’s responsibilities;

(b) In the case of an Employee, reducing the Employee’s base salary below the rate in effect at the time of a Change of Control; or

(c) In the case of an Employee, failing to pay the Employee’s base salary, other wages, or employment-related benefits as required by law.

“Employee” means any employee of the Company or an Affiliate. Directors who are not otherwise employed by the Company or an Affiliate shall not be considered Employees under this Plan. For greater clarity, and without limiting the generality of the foregoing, individuals described in the first sentence of this definition who are foreign nationals or are employed outside of the United States, or both, are Employees and may be granted Awards on the terms and conditions set forth in this Plan, or on such other terms and conditions as may, in the judgment of the Committee, be necessary or desirable to further the purposes of this Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Executive Officer” means an Employee who is, on the relevant date, subject to the reporting requirements of Section 16 of the Exchange Act, as determined by the Board.

“Fair Market Value” or “FMV” means, as of any given date, a price that is based on the closing sales price of a Share on the principal stock exchange on which the Shares are traded or, if there is no such sale for such date, then on the last previous day on which a sale was reported. If Shares are not traded on an established stock exchange, FMV shall be determined by the Committee based on objective criteria.

“Fiscal Year” means the year commencing on January 1 and ending December 31 or other time period as approved by the Board.

“Freestanding SAR” means an SAR that is not a Tandem SAR, as described in Article 7.

“Grant Price” means the price against which the amount payable is determined on exercise of a SAR.

“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 and that is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code, or any successor provision.

“Non-Employee Director” means a member of the Board of Directors of the Company who is not an Employee.

“Nonqualified Stock Option” or “NQSO” means an Option to purchase Shares, granted under Article 6, which is not intended to be an Incentive Stock Option or that otherwise does not meet such requirements.

“Option” means the conditional right to purchase Shares at a stated Option Price for a specified period of time in the form of an Incentive Stock Option or a Nonqualified Stock Option subject to the terms of this Plan.

“Option Price” means the price at which a Share may be purchased by a Participant under an Option, as determined by the Committee.

“Outside Director” means a member of the Board who is an “outside director” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

“Participant” means an Employee or a Non-Employee Director who has been selected to receive an Award, or who has an outstanding Award granted under this Plan.

“Performance-Based Compensation” means compensation under an Award that is granted in order to provide remuneration solely on account of the attainment of one or more Performance Goals under circumstances that satisfy the requirements of Section 162(m) of the Code.

“Performance Goal” means a performance criterion selected by the Committee for a given Award for purposes of Article 11 based on one or more of the Performance Measures.

“Performance Measures” means measures as described in Article 11, the attainment of one or more of which shall, as determined by the Committee, determine the vesting, payability, or value of an Award to an Executive Officer that are designated to qualify as Performance-Based Compensation.

“Performance Period” means the period of time during which the assigned performance criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award.

“Performance Share” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Performance Unit” means an Award granted under Article 9 and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

“Period of Restriction” means the period when an Award of Restricted Stock or Restricted Stock Units is subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or on the occurrence of other events as determined by the Committee, in its discretion.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof; provided, however, that “Person” shall not include (a) the Company or any Affiliate, (b) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any Affiliate, or (c) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Shares.

“Predecessor Plans” means the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan, as amended, and the Willbros Group, Inc. Amended and Restated 2006 Director Restricted Stock Plan, as amended.

“Restricted Stock” means an Award of Shares subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.

“Restricted Stock Unit” means an Award denominated in units subject to a Period of Restriction, granted under Article 8 and subject to the terms of this Plan.

“Shares” means the shares of common stock of the Company, $0.05 par value per Share.

“Stock Appreciation Right” or “SAR” means the conditional right to receive the difference between the FMV of a Share on the date of exercise over the Grant Price, under the terms of Article 7 and subject to the terms of this Plan.

“Stock-Based Award” means an equity-based or equity-related Award granted under Article 10 and subject to the terms of this Plan, and not otherwise described by the terms of this Plan.

“Tandem SAR” means a SAR that the Committee specifies is granted in connection with a related Option under Article 7 and subject to the terms of this Plan, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be cancelled). Regardless of whether an Option is granted coincident with a SAR, a SAR is not a Tandem SAR unless so specified by the Committee at time of grant.

“Voting Power” shall mean that number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

“Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

Article 3.

Administration

3.1 General. The Committee shall be responsible for administering this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely on the advice, opinions, or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee shall be final, conclusive, and binding on the Participants, the Company, and all other interested parties. Any and all powers, authorizations and discretions granted by this Plan to the Committee shall likewise be exercisable at any time by the Board.

3.2 Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement ancillary to or in connection with this Plan, to determine eligibility for Awards, and to adopt such rules, regulations, and guidelines for administering this Plan as the Committee may deem necessary or proper. Subject to Article 14 with respect to a Change of Control and to Section 18.15 with respect to minimum vesting, such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, extending the term or period of exercisability of any Award, accelerating the time or times at which any Award becomes vested, unrestricted or may be exercised, waiving any terms or conditions applicable to any Award and, subject to Article 15, adopting modifications and amendments, or subplans to this Plan (as described in Section 18.5) or any Award Agreement, including, without limitation, any that are necessary or appropriate to comply with the laws or compensation practices of the countries and other jurisdictions in which the Company and Affiliates operate.

3.3 Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or Affiliates, any of its duties or powers as it may deem advisable; provided, however, that the Committee may not delegate any of its non-administrative powers (a) to any such officer for Awards granted to an Employee who is considered to be an Executive Officer or (b) with respect to Awards intended to be Performance-Based Compensation; and provided further, that the member(s) or officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted under the authority delegated under this Section 3.3. Subject to the terms of the previous sentence, the Committee may delegate to any individual(s) such administrative duties or powers as it may deem advisable.

Article 4.

Shares Subject to this Plan and Maximum Awards

4.1 Number of Shares Available for Awards.

(a) BASIC LIMITATION. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. Subject to adjustment as provided in Section 4.2, the maximum number of Shares available for issuance to Participants under this Plan shall be the sum of the following: (such total number of Shares, including such adjustment and remaining Shares, the “Total Share Authorization”):

(i) Six million (6,000,000) Shares, plus

(ii) The number of any Shares subject to awards (other than options) granted under the Predecessor Plans that were outstanding and unvested on the Effective Date that are forfeited, terminated, cancelled or otherwise reacquired by the Company after the Effective Date without having become vested.

(b) SHARE COUNT. The total number of Shares subject to SARs that are exercised and settled in Shares, and the total number of Shares subject to Options that are exercised, shall be counted in full against the number of Shares available for issuance under this Plan, regardless of the number of Shares actually issued upon settlement of the SARs or Options. If Awards are settled in cash, the Shares that would have been delivered had there been no cash settlement shall not be counted against the Shares available for issuance under this Plan. Except as provided in the next two sentences, Shares that are subject to Awards that are forfeited, are terminated, fail to vest or for any other reason are not paid or delivered, shall again become available for Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Option or SAR, as well as any Shares exchanged by a Participant or withheld by the Company or an Affiliate to satisfy the tax withholding obligations related to any Option or SAR, shall not be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award other than an Option or SAR, as well as any Shares exchanged by a Participant or withheld by the Company or an Affiliate to satisfy the tax withholding obligations related to any Award other than an Option or SAR, shall be not be available for subsequent Awards under this Plan.

(c) SHARE LIMITS. The maximum aggregate number of Shares that may be granted in the form of Nonqualified Stock Options shall be equal to the Total Share Authorization. The maximum aggregate number of Shares that may be granted in the form of Incentive Stock Options shall be six million (6,000,000). No individual who is a Non-Employee Director will be granted Awards covering more than two hundred thousand (200,000) Shares in the aggregate during any Fiscal Year, provided that in any event the grant date fair value of Awards granted to a Non-Employee Director shall not exceed $400,000 in the aggregate during any Fiscal Year.

Unless and until the Committee determines that an Award to an Executive Officer shall not be designed to qualify as Performance-Based Compensation, the following limits, subject to adjustment as provided in Section 4.2 (“Award Limits”), shall apply to grants of Awards to Executive Officers under this Plan:

(i) OPTIONS AND SARS: The maximum aggregate number of Shares that may be granted in the form of Options or Stock Appreciation Rights, under any Awards granted in any one Fiscal Year to any one Executive Officer, shall be six hundred thousand (600,000).

(ii) RESTRICTED STOCK/RESTRICTED STOCK UNITS: The maximum aggregate grant with respect to Awards of Restricted Stock/Restricted Stock Units granted in any one Fiscal Year to any one Executive Officer shall be six hundred thousand (600,000).

(iii) PERFORMANCE SHARES/PERFORMANCE UNITS: The maximum aggregate Awards of Performance Shares or Performance Units that an Executive Officer may receive in any one Fiscal Year shall be six hundred thousand (600,000) Shares.

(iv) CASH-BASED AWARDS: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Executive Officer in any one Fiscal Year may not exceed five million dollars ($5,000,000).

(v) STOCK-BASED AWARDS: The maximum aggregate grant with respect to Awards of Stock-Based Awards in any one Fiscal Year to any one Executive Officer shall be six hundred thousand (600,000).

(d) RESERVATION OF SHARES. The Company shall at all times reserve a number of Shares sufficient to cover the Company’s obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under this Plan (exclusive of (i) any Awards payable in cash and (ii) any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash).

4.2 Adjustments in Authorized Shares. In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, extraordinary dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of securities, exchange of securities, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, may substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, the Award Limits, and any other value determinations applicable to outstanding Awards or to this Plan provided that any such substitution or adjustment with respect to an ISO is made in accordance with Section 424(h) of the Code. The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or related to, such changes or distributions and may modify any other terms of outstanding Awards, including modifications of performance criteria and changes in the length of Performance Periods; provided, however, that such substitutions or adjustments may not cause any Award granted or compensation payable hereunder to fail to satisfy the requirements of Code Section 409A and result in adverse income tax consequences to a Participant.. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 14 and any applicable law or regulatory requirement, without affecting the number of Shares reserved or available under this Plan, the Committee may authorize the issuance, assumption, substitution, or conversion of Awards under this Plan in connection with any such corporate event or transaction on such terms and conditions as it may deem appropriate. Additionally, the Committee may amend this Plan, or adopt supplements to this Plan, in such manner as it deems appropriate to provide for such issuance, assumption, substitution, or conversion as provided in the previous sentence.

4.3 Code Section 409A. All Awards granted and compensation payable under this Plan are intended to satisfy or be excepted from the requirements of Code Section 409A. All Awards granted and compensation payable under this Plan that is a nonqualified deferred compensation arrangement within the meaning of Code Section 409A are intended to satisfy the requirements of Code Section 409A.

Article 5.

Eligibility and Participation

5.1 Eligibility. Individuals eligible to participate in this Plan include all Employees and Non-Employee Directors.

5.2 Actual Participation. Subject to the provisions of this Plan, the Committee may from time to time, select from all eligible Employees and Non-Employee Directors, those to whom Awards shall be granted and shall determine in its sole discretion, the nature, terms, and amount of each Award; provided, however, in no event shall the Committee grant Awards to Non-Employee Directors the vesting of which is dependent, in whole or in part, on the achievement of performance criteria.

Article 6.

Stock Options

6.1 Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and on such terms, and at any time and from time to time as shall be determined by the Committee; provided, however, that ISOs may be granted only to Employees (as permitted under Code Section 422). Notwithstanding the foregoing, no ISOs may be granted more than ten (10) years after the earlier of (a) adoption of this Plan by the Board, and (b) the Effective Date.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, the conditions on which an Option shall become vested and exercisable, and any such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO or a NQSO.

6.3 Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Option Price be less than the FMV of a Share on the date of grant.

6.4 Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

6.5 Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and on the occurrence of such events, and be subject to such restrictions and conditions, as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6 Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price on exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate FMV at the time of exercise equal to the total Option Price; (c) by a combination of (a) and (b); (d) subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased; or (e) by any other method approved or accepted by the Committee in its sole discretion subject to such rules and regulations as the Committee may establish.

Subject to Section 6.7 and any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment (including satisfaction of any applicable tax withholding requirements), the Committee shall cause to be delivered to the Participant Share certificates or evidence of book entry Shares in an appropriate amount based on the number of Shares purchased under the Option(s) , net of any Shares sold in a broker assisted transaction to satisfy the purchase price for the Shares being purchased and net of any Shares withheld to satisfy tax withholding obligations. Unless otherwise determined or accepted by the Committee, all payments in cash shall be paid in United States dollars.

6.7 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired under the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Shares acquired under exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed and/or traded.

6.8 Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued under this Article 6, and may reflect distinctions based on the reasons for termination.

6.9 Nontransferability of Options.

(a) INCENTIVE STOCK OPTIONS. No ISO granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

(b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant’s Award Agreement at the time of grant, or thereafter by the Committee, NQSOs granted under this Article 6 may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code) or to a trust of which the Participant is and remains the sole beneficiary for his lifetime. Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all NQSOs granted to a Participant under this Article 6 shall be exercisable during the Participant’s lifetime only by such Participant or, in the case of NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.

6.10 Notification of Disqualifying Disposition. The Participant will notify the Company on the disposition of Shares issued under the exercise of an ISO. The Company will use such information to determine whether a disqualifying disposition as described in Section 421(b) of the Code has occurred.

6.11 $100,000 Annual Limit on ISOs. Notwithstanding any contrary provision in this Plan, to the extent that the aggregate Fair Market Value (determined as of the time the ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by any Participant during any single calendar year (under this Plan and any other stock option plans of the Company and Affiliates) exceeds the sum of $100,000, such ISO shall automatically be deemed to be a Nonqualified Stock Option, but only to the extent in excess of the $100,000 limit, and not an ISO. In such event, all other terms and provisions of such Option grant shall remain unchanged. This paragraph shall be applied by taking ISOs into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code.

6.12. Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any Option under the Plan.

Article 7.

Stock Appreciation Rights

7.1 Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time and on such terms as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

The SAR Grant Price for each grant of a Freestanding SAR shall be determined by the Committee and shall be specified in the Award Agreement, but in no event shall the Grant Price be less than the FMV of a Share on the date of grant. The Grant Price of Tandem SARs shall be equal to the Option Price of the related Option.

7.2 SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and any such other provisions as the Committee shall determine.

7.3 Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and specified in the SAR Award Agreement; provided, however, no SAR shall be exercisable later than the tenth (10th) anniversary of the date of its grant.

7.4 Exercise of Freestanding SARs. Freestanding SARs may be exercised on whatever terms and conditions the Committee, in its sole discretion, imposes.

7.5 Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option on the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the FMV of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the FMV of the Shares subject to the ISO exceeds the Option Price of the ISO.

7.6 Payment of SAR Amount. On the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the FMV of a Share on the date of exercise over the Grant Price; by

(b) The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment on SAR exercise may be in cash, Shares of equivalent value (based on the FMV on the date of exercise of the SAR), in some combination thereof, or in any other form approved by the Committee at its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR or reserved for later determination by the Committee.

7.7 Termination of Employment. Each Award Agreement shall set forth provisions relating to the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued under this Plan, and may reflect distinctions based on the reasons for termination.

7.8 Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, a SAR granted under this Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or, only in the case of SARs that are in tandem with NQSOs, pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code). Further, except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, all SARs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant or, in the case of SARs in tandem with NQSOs transferred pursuant to a qualified domestic relations order, a Participant’s former spouse.

7.9 Other Restrictions. Without limiting the generality of any other provision of this Plan, the Committee may impose such other conditions and/or restrictions on any Shares received on exercise of a SAR granted under this Plan as it may deem advisable. This includes, but is not limited to, requiring the Participant to hold the Shares received on exercise of a SAR for a specified period of time.

7.10. Dividends and Dividend Equivalents. In no event shall dividends or dividend equivalents be granted alone or in conjunction with any SAR under the Plan.

Article 8.

Restricted Stock and Restricted Stock Units

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts and on such terms as the Committee shall determine.

8.2 Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and any such other provisions as the Committee shall determine.

8.3 Nontransferability of Restricted Stock and Restricted Stock Units. Except as otherwise provided in this Plan or the Award Agreement, the Shares of Restricted Stock and/or Restricted Stock Units granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or on earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement at the time of grant or thereafter by the Committee. All rights with respect to the Restricted Stock and/or Restricted Stock Units granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant, except as otherwise provided in the Award Agreement at the time of grant or thereafter by the Committee.

8.4 Other Restrictions. The Committee shall impose, in the Award Agreement at the time of grant or anytime thereafter, such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted under this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based on the achievement of specific performance criteria, time-based restrictions on vesting following the attainment of the performance criteria, time-based restrictions, restrictions under applicable laws or under the requirements of any stock exchange or market on which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company on vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee and subject to Section 18.6, the Company may retain the certificates representing Shares of Restricted Stock, or Shares delivered in consideration of Restricted Stock Units, in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse, and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.

8.5 Certificate Legend. In addition to any legends placed on certificates under Section 8.4, each certificate representing Shares of Restricted Stock granted under this Plan may bear a legend such as the following:

The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan, and in the associated Award Agreement. A copy of this Plan and such Award Agreement may be obtained from Willbros Group, Inc.

8.6 Voting Rights. To the extent provided by the Committee in the Award Agreement, Participants holding Shares of Restricted Stock may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.7 Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock or Restricted Stock Units may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion; provided, however, that all such dividends and dividend equivalents shall be subject to the same vesting, forfeiture restrictions and/or performance criteria applicable to the related Shares of Restricted Stock or Restricted Stock Units, and a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on Restricted Stock or Restricted Stock Units in the event and to the extent that such vesting conditions and/or performance criteria have been satisfied or achieved and any forfeiture restrictions have been satisfied and removed. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate, including any restrictions or conditions on the payment of dividends or dividend equivalents to Executive Officers which are designed to qualify the payments as Performance-Based Compensation. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock, or Restricted Stock Units.

8.8 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right or obligation to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with the Company or Affiliates. These provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued under this Plan, and may reflect distinctions based on the reasons for termination.

8.9 Payment in Consideration of Restricted Stock Units. When and if Restricted Stock Units become payable, a Participant having received the grant of such units shall be entitled to receive payment from the Company in cash, Shares of equivalent value (based on the FMV), in some combination thereof, or in any other form determined by the Committee at its sole discretion. The Committee’s determination regarding the form of payout shall be set forth in the Award Agreement pertaining to the grant of the Restricted Stock Unit or reserved for later determination by the Committee.

Article 9.

Performance Shares and Performance Units

9.1 Grant of Performance Shares and Performance Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares and/or Performance Units to Participants in such amounts and on such terms as the Committee shall determine.

9.2 Value of Performance Shares and Performance Units. Each Performance Share shall have an initial value equal to the FMV of a Share on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant which shall in no event be less than the FMV of a Share. The Committee shall set performance criteria for a Performance Period in its sole discretion which, depending on the extent to which they are met, will determine, in the manner determined by the Committee and documented in the Award Agreement the value and/or number of Performance Shares or Performance Units that will be paid to the Participant and whether a Participant shall be entitled to receive the value equivalent to any dividends paid during the Performance Period on the number of Shares that equals the Performance Shares or Performance Units granted to a Participant; provided, however, that a Participant shall only be entitled to receive an amount in respect of dividends paid on Shares to the extent the underlying Performance Shares/Performance Units have been earned by achievement of the corresponding performance criteria.

9.3 Earning of Performance Shares and Performance Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Shares/Performance Units shall be entitled to receive payout on the value and number of Performance Shares/Performance Units determined as a function of the extent to which the corresponding performance criteria have been achieved. Notwithstanding the foregoing, the Company has the ability to require the Participant to hold the Shares received under such Award for a specified period of time.

9.4 Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units at the close of the applicable Performance Period or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination.

9.5 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares/Performance Units following termination of the Participant’s employment with the Company or an Affiliate. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Shares/Performance Units issued under this Plan, and may reflect distinctions based on the reasons for termination.

9.6 Nontransferability of Performance Shares and Performance Units. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Performance Shares/Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).

Article 10.

Cash-Based Awards and Stock-Based Awards

10.1 Grant of Cash-Based Awards. Subject to the terms and provisions of this Plan, the Committee, at any time and from time and time, may grant Cash-Based Awards to Participants in such amounts and on such terms as the Committee may determine.

10.2 Value of Cash-Based Awards. Each Cash-Based Award shall have a value as may be determined by the Committee. For each Cash-Based Award, the Committee may establish performance criteria in its discretion. If the Committee exercises its discretion to establish such performance criteria, the number and/or value of Cash-Based Awards that will be paid out to the Participant will be determined, in the manner determined by the Committee, to the extent to which the performance criteria are met.

10.3 Payment in Consideration of Cash-Based Awards. Subject to the terms of this Plan, the holder of a Cash-Based Award shall be entitled to receive payout on the value of a Cash-Based Award determined as a function of the extent to which the corresponding performance criteria, if any, have been achieved.

10.4 Form and Timing of Payment of Cash-Based Awards. Payment of earned Cash-Based Awards shall be as determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate FMV equal to the value of the earned Cash-Based Awards (the applicable date regarding which aggregate FMV shall be determined by the Committee). Such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award or reserved for later determination by the Committee.

10.5 Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including, subject to Section 18.15, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions including, but not limited to being subject to performance criteria, or in satisfaction of such obligations, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.6 Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to receive Cash-Based Awards and Stock-Based Awards following termination of the Participant’s employment with the Company or Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all Awards of Cash-Based Awards and Stock-Based Awards issued under this Plan, and may reflect distinctions based on the reasons for termination.

10.7 Nontransferability of Cash-Based Awards and Stock-Based Awards. Except as otherwise provided in a Participant’s Award Agreement at the time of grant or thereafter by the Committee, Cash-Based Awards and Stock-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined under Section 414(p) of the Code).

10.8. Dividends and Other Distributions. During the Period of Restriction, Participants holding Stock-Based Awards may, if the Committee so determines and provides in the Participant’s Award Agreement, be credited with dividends paid with respect to the underlying Shares or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion; provided, however, that all such dividends and dividend equivalents shall be subject to the same vesting, forfeiture restrictions and/or performance criteria applicable to the related Stock-Based Award, and a Participant shall only be entitled to receive an amount in respect of dividends or dividend equivalents paid on a Stock-Based Award in the event and to the extent that such vesting conditions and/or performance criteria have been satisfied or achieved and any forfeiture restrictions have been satisfied and removed. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, Shares, Restricted Stock or Restricted Stock Units.

Article 11.

Performance Measures

Notwithstanding any other terms of this Plan, the vesting, payment, or value (as determined by the Committee) of each Award other than an Option or SAR that, at the time of grant, the Committee intends to be Performance-Based Compensation to an Executive Officer shall be determined by the attainment of one or more Performance Goals as determined by the Committee in conformity with Section 162(m) of the Code. The Committee shall specify in writing, by resolution or otherwise, the Participants eligible to receive such an Award (which may be expressed in terms of a class of individuals) and the Performance Goal(s) applicable to such Awards within ninety (90) days after the commencement of the period to which the Performance Goal(s) relate(s) or such earlier time as required to comply with Section 162(m) of the Code. No such Award shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the Performance Goal(s) applicable to the Award were satisfied. In no case may the Committee increase the value of an Award of Performance-Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable Performance Goal(s), but the Committee may retain the discretion to reduce the value below such maximum.

Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general Performance Measures set forth in this Article 11, the Performance Goal(s) on which the payment or vesting of an Award to an Executive Officer that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share;

(c)	Net operating profit;

(d)	Operating income;

(e)	Operating income per share;

(f)	Return measures (including, but not limited to, return on assets, return on capital, return on invested capital and return on investment, equity, sales or revenue);

(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin and cash flow return on capital or investments);

(h)	Earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;

(i)	Gross margins or operating margins;

(j)	Share price (including, but not limited to, growth measures and relative and absolute total stockholder return);

(k)	Margins;

(l)	Operating efficiency;

(m)	Customer satisfaction;

(n)	Employee satisfaction (including, but not limited to, voluntary turnover);

(o)	Working capital targets;

(p)	Revenue or sales growth or growth in backlog;

(q)	Growth of assets;

(r)	Productivity ratios;

(s)	Expense targets;

(t)	Measures of health, safety or environment;

(u)	Market share;

(v)	Credit quality (including, but not limited to, days sales outstanding);

(w)	Economic value added;

(x)	Price earnings ratio;

(y)	Improvements in capital structure; and

(z)	Compliance with laws, regulations and policies.

Any Performance Measure(s) may be used to measure the performance of the Company and/or Affiliate as a whole or any business unit of the Company and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate. An Award Agreement may provide the Committee with the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goal(s); provided, however, if an Award is a deferred compensation arrangement within the meaning of Code Section 409A, such acceleration would not cause the Award to fail to comply with Code Section 409A.

The Committee may provide in any Award Agreement that any evaluation of attainment of a Performance Goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in applicable accounting standards and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) items of gain, loss or expense determined to be unusual in nature or infrequent in occurrence, (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Executive Officers, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility for federal income tax purposes.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards to Executive Officers that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m).

Article 12.

Beneficiary Designation

A Participant’s “beneficiary” is the person or persons entitled to receive payments or other benefits or exercise rights that are available under this Plan in the event of the Participant’s death. A Participant may designate a beneficiary or change a previous beneficiary designation at such times prescribed by the Committee by using forms and following procedures approved or accepted by the Committee for that purpose. If no beneficiary designated by the Participant is eligible to receive payments or other benefits or exercise rights that are available under this Plan at the Participant’s death the beneficiary shall be the Participant’s estate.

Notwithstanding the above, the Committee may in its discretion, after notifying the affected Participants, modify the foregoing requirements, institute additional requirements for beneficiary designations, or suspend the existing beneficiary designations of living Participants or the process of determining beneficiaries under this Article 12, or both, in favor of another method of determining beneficiaries.

Article 13.

Rights of Participants

13.1 Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or other service relationship at any time, nor confer on any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or an Affiliate.

Neither an Award nor any benefits arising under this Plan shall constitute part of an employment contract with the Company or an Affiliate and, accordingly, subject to the terms of this Plan, this Plan may be terminated or modified at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or an Affiliate for severance payments or otherwise except as provided in this Plan.

For purposes of this Plan, unless otherwise provided by the Committee, transfer of employment of an Employee between the Company and an Affiliate or among Affiliates, shall not be deemed a termination of employment. The Committee may stipulate in an Employee’s Award Agreement or otherwise the conditions under which a transfer of employment to an entity that is spun-off from the Company or an Affiliate, if any, shall not be deemed a termination of employment for purposes of an Award.

13.2 Participation. No Employee shall have the right to be selected to receive an Award. No Participant, having been selected to receive an Award, shall have the right to be selected to receive a future Award or (if selected to receive such a future Award) the right to receive such a future Award on terms and conditions identical or in proportion in any way to any prior Award.

13.3 Rights as a Stockholder. Except to the extent otherwise provided in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 14.

Change of Control

(a) ALTERNATIVE AWARDS. In the event of a Change of Control, no cancellation, acceleration of vesting, lapsing of restrictions, payment of Award, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith before the occurrence of a Change of Control that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Award hereinafter called an “Alternative Award”) by any successor as described in Article 17; provided that any such Alternative Award must:

(i) Be based on stock which is traded on an established U.S. securities market, or that the Committee reasonably believes will be so traded within sixty (60) days after the Change of Control;

(ii) Provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) Have at least substantially equivalent economic value to such Award (determined at the time of the Change of Control); and

(iv) Have terms and conditions which provide that in the event that the Participant’s employment is involuntarily terminated not for Cause or Constructively Terminated within one (1) year following the Change in Control, any conditions on a Participant’s rights under, or any restrictions on transfer, exercisability, vesting or target payout opportunities applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

(b) ACCELERATED VESTING AND PAYMENT. In the event of a Change of Control, if the Committee reasonably determines in good faith before the occurrence of a Change of Control that any Award shall not be honored or assumed and that an Alternative Award meeting the conditions of clauses (i) through (iv) in Article 14(a) above shall not be provided by any successor, unless otherwise specifically prohibited under law or by the rules and regulations of a national security exchange, or such action would cause any nonqualified deferred compensation arrangement within the meaning of Code Section 409A to fail to comply with Code Section 409A:

(i) Any and all Options and SARs granted under this Plan shall become immediately exercisable;

(ii) Any Period of Restriction and other restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and Restricted Stock Units shall be immediately payable;

(iii) The target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based Restricted Stock Units, Performance Units, and Performance Shares (including, but not limited to, Awards intended to be Performance-Based Compensation) shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change of Control:

(A) The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the Change of Control, and shall be paid out to Participants within thirty (30) days following the effective date of the Change of Control; and

(B) Awards denominated in cash shall be paid to Participants in cash within thirty (30) days following the effective date of the Change of Control; and

(iv) On a Change of Control, unless otherwise specifically provided in a written agreement entered into between the Participant and the Company or an Affiliate, the Committee shall immediately vest and pay out all Cash-Based Awards and Other Stock-Based Awards as determined by the Committee.

Article 15.

Amendment, Modification, Suspension, and Termination

15.1 Amendment, Modification, Suspension, and Termination. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan in whole or in part; provided however, that:

(a) Without the prior approval of the Company’s stockholders and except as provided in Section 4.2, Options and SARs issued under this Plan will not be repriced, replaced or regranted (i) through cancellation, whether in exchange for cash or another type of award, (ii) by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR or (iii) by replacing a previously granted Option or SAR with a new Option with a lower Option Price or a new SAR with a lower Grant Price.

(b) To the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation, or exchange requirement.

15.2 Adjustment of Awards on the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.2 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan; provided, however, that such adjustments may not cause any Award granted or compensation payable hereunder to fail to satisfy or be excepted from the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan. To the extent such adjustment affects Awards to Executive Officers intended to be Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility for federal income tax purposes.

15.3 Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary, no termination, amendment, suspension, or modification of this Plan shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

Article 16.

Withholding

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for purposes of applicable taxes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, the minimum amount of any such applicable taxes required by law to be withheld with respect to the Award (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity). The obligations of the Company under this Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy the applicable withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy the related taxes to be withheld and applied to the tax obligations; provided, however, that, with the approval of the Committee, a Participant may satisfy the foregoing requirement by either (a) electing to have the Company withhold from delivery of Shares or other property, as applicable, or (b) by delivering already owned unrestricted Shares, in each case, having a value equal to the applicable taxes to be withheld and applied to the tax obligations (with any fractional share amounts resulting therefrom settled in cash). Such withheld or already owned and unrestricted Shares shall be valued at their FMV. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Award.

Article 17.

Successors

Any obligations of the Company or an Affiliate under this Plan with respect to Awards granted under this Plan, shall be binding on any successor to the Company or Affiliate, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Affiliate, as applicable.

Article 18.

General Provisions

18.1 Forfeiture Events. Without limiting in any way the generality of the Committee’s power to specify any terms and conditions of an Award consistent with law, and for greater clarity, the Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment on the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, failure to accept the terms of the Award Agreement, termination of employment under certain or all circumstances, violation of material Company and Affiliate policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other obligation (by agreement or otherwise) that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and Affiliates.

This Plan is subject to any written clawback policies the Company, with the approval of the Board, may adopt. Any such policy may subject a Participant’s rights and benefits under this Plan to reduction, cancellation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material non-compliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

18.2 Legend. The certificates for Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

18.3 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan before:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

18.4 Investment Representations. The Committee may require each Participant, as a condition to the receipt of Shares under an Award under this Plan, to represent and warrant in good faith and in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

18.5 Employees Based Outside of the United States. Without limiting in any way the generality of the Committee’s powers under this Plan, including, but not limited to, the power to specify any terms and conditions of an Award consistent with law, in order to comply with the laws in other countries in which the Company or an Affiliate operates or has Employees, the Committee, in its sole discretion, shall have the power and authority, notwithstanding any provision of this Plan to the contrary, to:

(a) Determine which Affiliates shall be covered by this Plan;

(b) Determine which Employees outside the United States are eligible to participate in this Plan;

(c) Modify the terms and conditions of any Award granted to Employees outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 18.5 by the Committee shall be attached to this Plan document as appendices; and

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions under this Plan and no Awards shall be granted that would violate the Exchange Act, the Code, any securities law, or governing statute or any other applicable law.

18.6 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis to the extent not prohibited by applicable law or the rules of any stock exchange.

18.7 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or an Affiliate may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken under its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary, legal representative, or any other person. Awards shall be general, unsecured obligations of the Company, except that if an Affiliate signs an Award Agreement instead of the Company, the Award shall be a general, unsecured obligation of the Affiliate and not an obligation of the Company. To the extent that any individual acquires a right to receive payments from the Company or an Affiliate, such right shall be no greater than the right of an unsecured general creditor of the Company or Affiliate, as applicable. All payments to be made under this Plan shall be paid from the general funds of the Company or Affiliate, as applicable, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan. This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

18.8 No Fractional Shares. No fractional Shares shall be issued or delivered under this Plan or any Award Agreement. In such an instance, unless the Committee determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

18.9 Other Compensation and Benefit Plans. Nothing in this Plan shall be construed to limit the right of the Company or an Affiliate to establish other compensation or benefit plans, programs, policies, or arrangements. Except as may be otherwise specifically stated in any other benefit plan, policy, program, or arrangement, no Award shall be treated as compensation for purposes of calculating a Participant’s rights under any such other plan, policy, program, or arrangement.

18.10 No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) to limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

18.11 Six-Month Delay for Specified Employees. Notwithstanding any provision in this Plan to the contrary, if the payment of any benefit herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a “specified employee” (within the meaning of Code Section 409A), then if a Participant is a “specified employee,” any such payment that the Participant would otherwise be entitled to receive during the first six months following a “separation from service” (as defined in Code Section 409A) shall be accumulated and paid or provided, as applicable, within ten (10) days after the date that is six months following such separation from service, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such additional taxes and interest imposed pursuant to Code Section 409A and related provisions of the Code.

18.12 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A and the payment thereof prior to a “separation from service” would violate Code Section 409A. For purposes of any such provision of this Plan or any Award Agreement relating to any such payments or benefits, references to a “retirement,” “termination,” “termination of employment,” “Constructively Terminated,” or like terms shall mean “separation from service.”

18.13 Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code (“Section 457A”) and all regulations, guidance, compliance programs and other interpretative authority thereunder, such that there are no adverse tax consequences, interest or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend this Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt this Plan and/or any Award from the application of Section 457A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

18.14 Compliance with Code Section 409A. It is intended that the Awards granted under this Plan shall be excepted from, or in compliance with, Code Section 409A. This Plan is intended to comply with Code Section 409A only if and to the extent applicable. In this respect, any ambiguous provision will be construed in a manner that is compliant with or excepted from the application of Code Section 409A. To the extent that an Award, issuance and/or payment is subject to Code Section 409A, it shall be awarded, issued and paid in a manner that complies with Section 409A, as determined by the Committee.

18.15 Minimum Vesting. No Award shall become vested and exercisable sooner than one (1) year after the date of the grant; provided, however, the Committee shall have discretion to provide for the earlier vesting and exercisability of such Award in the event of retirement, death or disability of the Participant, involuntary termination of the Participant not for Cause or, if permitted by Article 14, a Change of Control; and, provided, further, an Award or Awards for up to an aggregate maximum of five percent (5%) of the Total Share Authorization may be granted without regard to the minimum one-year vesting; provided, however, that no such earlier vesting and exercisability of an Award shall cause any nonqualified deferred compensation arrangement within the meaning of Code Section 409A to fail to comply with Code Section 409A.

18.16 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

Article 19.

Legal Construction

19.1 Gender And Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

19.2 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.3 Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company or an Affiliate shall receive the consideration required by law for the issuance of Awards under this Plan.

The inability of the Company or an Affiliate to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s or the Affiliate’s counsel to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Company or Affiliate of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.4 Governing Law. This Plan and each Award Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

WILLBROS

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 31, 2017.

Vote by Internet

- Go to **www.investorvote.com/WG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 3, the frequency of "1 Year" on Proposal 5 and FOR Proposals 1, 2, 4, 6 and 7.

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Proposal	For	Against	Abstain
1. Amend Certificate of Incorporation to eliminate supermajority voting requirements	☐	☐	☐
2. Amend Certificate of Incorporation to declassify the Board of Directors	☐	☐	☐

3. Election of Directors:

Nominee	For	Against	Abstain
01 - W. Gary Gates	☐	☐	☐
02 - Daniel E. Lonergan	☐	☐	☐

Proposal	For	Against	Abstain
4. Advisory vote to approve named executive officer compensation	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
5. Advisory vote on frequency of advisory vote on compensation of named executive officers	☐	☐	☐	☐

Proposal	For	Against	Abstain
6. Approval of the Willbros Group, Inc. 2017 Stock and Incentive Compensation Plan	☐	☐	☐
7. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017	☐	☐	☐

8. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 3, THE FREQUENCY OF "1 YEAR" ON PROPOSAL 5 AND FOR PROPOSALS 1, 2, 4, 6 AND 7.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 3 2 8 4 0 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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02KULA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

WILLBROS

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Proxy — Willbros Group, Inc.

The undersigned hereby appoints Van A. Welch and Stephen W. Breitigam, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on June 1, 2017, at 8:30 a.m., local time, at the Junior League of Houston, 1811 Briar Oaks Lane, Houston, Texas 77027, and at any and all adjournments thereof, on all matters coming before said meeting.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be marked, dated and signed, on the other side)

C **Non-Voting Items**

Change of Address — Please print new address below.	**Comments** — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +